EXHIBIT 10.1
EXECUTION VERSION

AMENDED AND RESTATED LETTER OF CREDIT REIMBURSEMENT AGREEMENT

dated as of November 7, 2019
among
RENAISSANCE REINSURANCE LTD.
as Borrower,
Various Lenders,

and
ING BANK N.V., LONDON BRANCH, as
Agent

ING BANK N.V., LONDON BRANCH, as
Sole Book Runner
ING BANK N.V., LONDON BRANCH, BMO CAPITAL MARKETS CORP. AND CITIBANK EUROPE PLC, as
Joint Lead Arrangers

SECTION 1	DEFINITIONS 1

1.1	Definitions 1

1.2	Other Interpretive Provisions 18

1.3	Accounting Terms and Determinations; GAAP 19

1.4	Time of Day 19

SECTION 2	LETTER OF CREDIT FACILITY 19

2.1	Letter of Credit Procedures 19

2.2	Reimbursement Obligations 21

2.3	Procedure for Issuance 22

2.4	Nature of the Agent’s and Lenders’ Obligations 23

SECTION 3	FEES 25

3.1	Letter of Credit Fees 25

3.2	Annual Agent Fees 25

3.3	Upfront Fees 25

3.4	Defaulting Lender 25

SECTION 4	COLLATERAL 26

4.1	Collateral Account 26

SECTION 5	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES 26

5.1	Making of Payments 26

5.2	Due Date Extension 27

5.3	Setoff; Ratable Payments 27

5.4	Taxes 27

SECTION 6	INCREASED COSTS 33

6.1	Increased Costs 33

6.2	Discretion of Lenders as to Manner of Funding 34

6.3	Designation of a Different Lending Office 34

6.4	Conclusiveness of Statements; Survival of Provisions 35

SECTION 7	REPRESENTATIONS AND WARRANTIES 35

7.1	Organization, etc 35

7.2	Power and Authority 35

7.3	Valid and Binding Obligation 35

7.4	No Violation or Breach 35

7.5	Approvals 36

7.6	Compliance with Laws 36

7.7	No Default Under Other Agreements 36

7.8	No Arbitration Proceeding or Litigation 36

7.9	Filed All Tax Returns and Paid All Taxes 36

7.10	Financial Statements 36

7.11	Anti-Money Laundering and Anti-Terrorism Finance Laws 36

7.12	Anti-Corruption Laws 37

7.13	Sanctions Laws 37

7.14	Investment Company Act 37

7.15	Use of Credits; Margin Regulations 37

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7.16	Collateral Documents 38

7.17	No Default 38

SECTION 8	COVENANTS 38

8.1	Financial Statements and Other Information 38

8.2	Notices of Material Events 39

8.3	Existence; Conduct of Business 39

8.4	Compliance with Laws 39

8.5	Books and Records 40

8.6	Collateral 40

8.7	Further Assurances 40

8.8	Use of Letters of Credit 40

8.9	Anti-Corruption and Sanctions Laws 40

SECTION 9	EFFECTIVENESS; CONDITIONS OF ISSUANCE, ETC 41

9.1	Effectiveness. 41

SECTION 10	EVENTS OF DEFAULT AND THEIR EFFECT 43

10.1	Events of Default 43

10.2	Effect of Event of Default 44

10.3	Application of Funds 44

SECTION 11	THE AGENT 45

11.1	Appointment and Authorization of Agent 45

11.2	Consultation with Experts 45

11.3	Liability of Agent; Credit Decision 45

11.4	Enforcement Actions 46

11.5	Agent and Its Affiliates 47

11.6	Indemnity 47

11.7	Resignation of the Agent and Successor Agent 47

11.8	Authorization to Release, Subordinate or Limit Liens 48

11.9	Delegation to Affiliates 48

11.10	Reports 48

SECTION 12	GENERAL 48

12.1	Waiver; Amendments 48

12.2	Confirmations 49

12.3	Notices 49

12.4	Costs and Expenses; Indemnification 49

12.5	Captions 50

12.6	Assignments; Participations 50

12.7	Replacement of Lenders. 53

12.8	Governing Law 53

12.9	Severability 54

12.10	Counterparts 54

12.11	Successors and Assigns 54

12.12	Obligations Several 54

12.13	Confidentiality 54

12.14	USA Patriot Act 54

12.15	Forum Selection; Consent to Jurisdiction; Service of Process 55

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12.16	Waiver of Jury Trial 55

12.17	Judgment Currency 56

12.18	Effect of Restatement 56

12.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 57

SCHEDULES
SCHEDULE 1.1        Eligible Collateral and Advance Rates
SCHEDULE 2.1        Lenders, Commitments and Percentages
SCHEDULE 12.3        Notices

EXHIBITS
EXHIBIT A            Form of Compliance Certificate
EXHIBIT B            Form of Assignment Agreement
EXHIBIT C            Form of U.S. Tax Compliance Certificate
EXHIBIT D            Form of Security Agreement

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AMENDED AND RESTATED LETTER OF CREDIT REIMBURSEMENT AGREEMENT
This AMENDED AND RESTATED LETTER OF CREDIT REIMBURSEMENT AGREEMENT dated as of November 7, 2019 (this “Agreement”) is among RENAISSANCE REINSURANCE LTD., a Bermuda company (the “Borrower”), the Lenders (as defined below), and ING BANK N.V., LONDON BRANCH, as Agent (the “Agent”).
WHEREAS, the Borrower, the Lenders and the agents party thereto entered into a Letter of Credit Reimbursement Agreement dated as of November 23, 2015 (as amended, restated, supplemented or otherwise modified, the “Existing Agreement”);
WHEREAS, the Borrower has requested to amend and restate the Existing Agreement to provide a credit facility for the purpose of issuing letters of credit to provide Funds at Lloyd’s to support the underwriting capacity provided by the Corporate Member to the Supported Syndicate for the 2020 underwriting year of account (and prior open years) (“Permitted Uses”); and
WHEREAS, the parties hereto intend that this Agreement and the Credit Documents executed in connection herewith not effect a novation of the obligations of the Borrower under the Existing Agreement but merely a restatement, and where applicable, an amendment to the terms governing said obligations;
WHEREAS, the Lenders are willing to amend and restate the Existing Agreement and provide such credit facility on the terms set forth below;
NOW, THEREFORE, the parties hereto agree as follows:
SECTION 1DEFINITIONS.
1.1    Definitions. When used herein the following terms have the following meanings:
“Adjusted Fair Market Value” means, with respect to any Eligible Collateral, an amount equal to the Fair Market Value of such Eligible Collateral multiplied by the applicable Advance Rate as shown on Schedule1.1.
“Affiliate” of any Person means (a) any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person and (b) any officer or director of such Person.
“Agent” – see the Preamble.
“Agent-Related Persons” means the Agent or any successor agent arising under Section 11.7, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
“Agreement” – see the Preamble.
“Anti-Corruption Laws” – see Section 7.12.

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“Anti-Terrorism Laws” – see Section 7.11.
“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, ordinance, rule, regulation, requirement, restriction, permit, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound.
“Applicable Letter of Credit Fee Rate” means 0.85% per annum; provided that if the Required Collateral Amount of Collateral has been provided pursuant to Section 4.1, the Applicable Letter of Credit Fee Rate shall be 0.30% per annum.
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) that such Lender’s Letter of Credit Obligations are of all Letter of Credit Obligations. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment Agreement pursuant to which such Lender becomes a party hereto, as applicable.
“Assignee” – see Section 12.6.
“Assignment Agreement” – see Section 12.6.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Basel III” means (a)    the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

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“Borrower” – see the Preamble.
“Borrower Debt” means, with respect to the Borrower, at any date, without duplication, (a) all obligations of the Borrower for borrowed money or in respect of loans or advances (including any such obligation issued by the Borrower that qualifies as any note, bond or other Debt instrument or any swap or other similar agreement which has a catastrophe, weather or other risk feature linked to payments thereunder (“Borrower Catastrophe Bonds”) net of any escrow established (whether directly or to secure any letter of credit issued to back such Borrower Catastrophe Bond) in connection with such Borrower Catastrophe Bonds); (b) all obligations of the Borrower evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit which have been drawn but not reimbursed by the Person for whose account such letter of credit was issued, and bankers’ acceptances issued for the account of the Borrower; (d) all obligations in respect of capitalized leases of the Borrower; and (e) the termination value in respect of hedging agreements of the Borrower.
“Borrower Net Worth” means the consolidated shareholders’ equity of the Borrower and its Subsidiaries calculated in accordance with GAAP.
“Borrower Required Net Worth” means the Borrower Net Worth in an amount not less than (a) as of the Effective Date, $1,350,000,000, and (b) commencing with the fiscal year ended December 31, 2019, on each date that financial statements of the Borrower are delivered pursuant to Section 8.1(a)(i) and effective as of the date of such financial statements, the Borrower Required Net Worth will be recalculated to be the greater of (x) the Borrower Required Net Worth in effect immediately prior to such fiscal year end and (y) 65% of the Borrower Net Worth as of such fiscal year end, with such recalculated Borrower Required Net Worth taking effect as of such fiscal year end.
“Borrower Required Net Worth Event” means, as of any date, the Borrower Net Worth is less than the Borrower Required Net Worth.
“Business Day” means any day (other than a Saturday or Sunday) on which banks generally are open in New York, Dublin, Ireland and London for the conduct of substantially all of their commercial lending activities.
“Capitalized Lease” means, as to any Person, any lease which is or should be capitalized on the balance sheet of such Person in accordance with GAAP, together with any other lease which is in substance a financing lease, including any lease under which (a) such Person has or will have an option to purchase the property subject thereto at a nominal amount or an amount less than a reasonable estimate of the fair market value of such property as of the date the lease is entered into or (b) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder; provided, that the taking effect of any accounting standards or changes in GAAP after November 9, 2018 will not cause any lease that was not or would not have been a Capitalized Lease prior to the taking effect of such accounting standards or changes in GAAP to be deemed a Capitalized Lease.

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“Catastrophe Bond” means (a) any note, bond or other Parent Debt instrument or any swap or other similar agreement which has a catastrophe, weather or other risk feature linked to payments thereunder and (b) any equity interest in a Person that is not a Subsidiary of the Parent controlled, directly or indirectly, by the Parent for the sole purpose of investing in Parent Debt of the type described in clause (a), which, in the case of Catastrophe Bonds purchased by the Parent or any of its Subsidiaries, are purchased in accordance with its customary reinsurance underwriting procedures.
“Change in Control” shall be deemed to have occurred if (a) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), is or becomes, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of the Parent that represent 51% or more of the combined voting power of the Parent’s then outstanding securities; (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose nomination by or appointment to the Board of Directors or whose nomination by the stockholders of the Parent was approved by a vote of the directors of the Parent then still in office who are either directors at the beginning of such period or whose election or nomination for election was previously approved by the Board of Directors) cease for any reason to constitute a majority of the Parent’s Board of Directors then in office; or (c) the Parent ceases to own, directly or indirectly, all of the capital stock of the Borrower.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) the implementation or application of or compliance with Basel III, CRR or CRD IV or any law or regulation that implements or applies Basel III, CRD or CRD IV, and (z) requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or United Kingdom regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower in or upon which a Lien now or hereafter exists in favor of the Agent on behalf of the Secured Parties, under the Collateral Documents, or in which the Collateral Documents purport to create a Lien in favor of the Agent on behalf of the Secured Parties.
“Collateral Account” means the “Account”, as defined in the Security Agreement.
“Collateral Documents” means the Security Agreement, and any other agreement pursuant to which the Borrower grants Collateral to the Agent for the benefit of the Secured Parties.

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“Collateral Value” means, on any date, an amount equal to the sum of the Adjusted Fair Market Value of all Eligible Collateral in the Collateral Account.
“Compliance Certificate” means a certificate in the form of Exhibit A.
“Consolidated Debt” means the consolidated Parent Debt, including the principal amount of the Loans (as defined in the Parent Credit Agreement) and the aggregate amount of all unreimbursed LC Disbursements (as defined in the Parent Credit Agreement). For purposes of calculating Consolidated Debt, an amount will be excluded equal to the OL Note Exclusion Amount and only the aggregate amount of Hybrid Securities that exceeds 15% of Total Capitalization at the time of determination shall be included as Consolidated Debt.
“Control” (including correlative meanings) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Control Agreement” means an agreement among the Borrower, the Agent and a depositary bank or securities intermediary at which the Borrower maintains the Collateral Account, in each case in form and substance satisfactory to the Agent, including the Control Agreement dated as of November 23, 2015 among the Borrower, the Custodian and the Agent (as successor to Citibank Europe PLC, as collateral agent).
“Corporate Member” means ReinassanceRe Corporate Capital (UK) Limited, which entity is a corporate name with limited liability at Lloyd’s of London and a wholly-owned subsidiary of the Borrower.
“Credit Documents” means this Agreement, the Letter of Credit Applications, the Fee Letters, the Collateral Documents, and all other agreements, instruments, certificates, documents, schedules or other written indicia delivered by the Borrower in connection with any of the foregoing.
“CRD IV” means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.
“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms.
“Custodian” means The Bank of New York Mellon or any successor thereto in its capacity as custodian of the Collateral Account.
“Debt to Capital Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt to (b) Total Capitalization.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors,

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moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions.
“Default” means any event that constitutes, or if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute, an Event of Default.
“Default Rate” means as of any day (a) with respect to Letter of Credit Fees payable under Section 3.1, an amount equal to the Applicable Letter of Credit Fee Rate plus 2% and (b) with respect to Reimbursement Obligations and all past due Fees and Obligations, an amount equal to the Eurodollar Rate plus 2%.
“Defaulting Lender” means any Lender that (i) has not funded such Lender’s Applicable Percentage of the amount of any draw under a Letter of Credit within three Business Days after the date due therefor in accordance with Section 2.2(b), (ii) has notified the Borrower or the Agent that it does not intend to comply with its obligations under Section 2.2(b), (iii) is the subject of a bankruptcy, insolvency or similar receivership proceeding or (iv) is the subject of a Bail-in Action; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (ii) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Government Authority under or based on the law of the country where such Lender is subject to home jurisdiction supervision if Applicable Law requires that such appointment not be publicly disclosed, in any such case where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Dollar” and the symbol “$” mean lawful money of the United States.
“Drawing Request” – see Section 2.2(a).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” – see Section 9.1.

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“Eligible Assignee” means (a) so long as any Letter of Credit is outstanding, a Lloyd’s Approved Bank that is consented to by the Borrower (such approval not to be unreasonably withheld); provided that (i) consent of the Borrower shall not be required if a Default shall have occurred and be continuing or if the assignment is to another Lender or to an Affiliate of a Lender and (ii) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender proposing such assignment within five Business Days after having received notice thereof; and (b) after an Event of Default and expiration or termination of all Letters of Credit, any other Person approved by the Agent.
“Eligible Collateral” means the types of securities shown on Schedule 1.1 under the heading “Collateral” that (a) have the required rating as set forth on Schedule 1.1, (b) are capable of being marked to market on a daily basis, (c) are held in the Collateral Account, and (d) are denominated in Dollars; provided that after the occurrence and during the continuance of a Full Collateralization Event, all Collateral (other than cash) shall have a rating of AA+/Aa1 or better and Eligible Collateral will no longer include corporate or municipal securities.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Rate” means the ICE Benchmark Administration Limited rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Agent which has been nominated by the ICE Benchmark Administration Limited as an authorized information vendor for the purpose of displaying such rates) at approximately 11:00 a.m., London time, two Business Days prior to the date of determination, as the rate for Dollar deposits of $5,000,000 for a one-month interest period. In the event such screen rate is not available, the Agent shall determine such rate in good faith. In no event will the Eurodollar Rate be less than zero.
“Event of Default” means any event described in Section 10.1.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes (in each case imposed or measured by overall gross receipts), in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Letter of Credit Obligation pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Letter of Credit Obligation or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.4(g) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

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“Existing Agreement” – see the Recitals.
“Expiry Notice” means written notice from the Agent to the beneficiary of any Letter of Credit stating that such Letter of Credit shall expire four years from the date of such notice.
“Fair Market Value” for any Eligible Collateral means, as of any date, the value determined by the Custodian in accordance with, and set forth in, the information provided pursuant to the Control Agreement.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future U.S. Treasury regulations or official IRS interpretation thereof, any agreement entered into pursuant to Section 1471(b)(1) of the IRC and any intergovernmental agreement entered into in connection with the implementation of such Sections and any U.S. or non-U.S. fiscal or regulatory legislation or rules adopted pursuant to any such intergovernmental agreement.
“Fees” means the Letter of Credit Fee and each other fee payable under the Fee Letters.
“Fee Letters” means (i) the fee letter dated November 7, 2019 between the Borrower and the Agent and (ii) the fee letter dated November 7, 2019 among the Borrower and the Lenders.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Full Collateralization Event” means the earliest to occur of (a) a Change in Control, (b) a Non-Payment of Debt Event, (c) a Borrower Required Net Worth Event, (d) a Default pursuant to Sections 10.1(e) or 10.1(f), (e) any Event of Default or (f) December 31, 2020.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governing Body” means the board of directors, board of managers, board of representatives, board of advisers or similar governing or advisory body of the Borrower.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (without duplication) any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Parent Debt or other obligation payable or performable by another Person (the “primary obligor”) in any

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manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Parent Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Parent Debt or other obligation of the payment or performance of such Parent Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Parent Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Parent Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Parent Debt or other obligation of any other Person, whether or not such Parent Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Parent Debt to obtain any such Lien); provided, however, that obligations of the Parent or any of its Subsidiaries under Primary Policies, Reinsurance Agreements, Industry Loss Warranties or any Loan Party Swap which are entered into in the ordinary course of business (including security posted to secure obligations thereunder) shall not be deemed to be a Guarantee for the purposes of this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hybrid Securities” means any trust preferred security, deferrable interest subordinated debt security, mandatory convertible debt or other hybrid security issued by the Parent or any of its Subsidiaries that (i) is accorded equity treatment by S&P at the time such security is issued and (ii) by its terms (or by the terms of any security into which it is convertible for or which it is exchangeable) or upon the happening of any event or otherwise, does not mature or is not mandatorily redeemable or subject to any mandatory repurchase requirement at any time on or prior to the date which is six months after November 9, 2023.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Industry Loss Warranty” means an agreement, whether in the form of a reinsurance agreement or a Swap Contract or other similar agreement entered into by any Insurance Subsidiary in accordance with its customary insurance or reinsurance underwriting procedures, which creates a payment obligation arising from an industry-wide loss relating to a catastrophe, weather or other similar risk.

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“Insurance Subsidiary” means any Subsidiary of the Parent which is licensed by any Governmental Authority to engage in the insurance business by issuing Primary Policies or entering into Reinsurance Agreements.
“IRC” means the Internal Revenue Code of 1986.
“IRS” means the United States Internal Revenue Service.
“Lender” means (a) each Person identified as a “Lender” on the signature pages hereof, (b) each Person that becomes a party hereto pursuant to an Assignment Agreement and (c) the respective successors and assigns of the foregoing.
“Letter of Credit” means a standby letter of credit issued pursuant to Section 2.1.
“Letter of Credit Application” means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form customarily used by the Agent at the time of such request for the type of letter of credit requested.
“Letter of Credit Fee” means the fees calculated at the Applicable Letter of Credit Fee Rate and payable pursuant to Section 3.1.
“Letter of Credit Obligations” means, at the time of determination thereof, the sum of (a) the Reimbursement Obligations then outstanding and (b) the Outstanding Credits.
“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person that secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance (of any kind whether or not monetary in nature), charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise (including the interest of a lessor under a capital lease but excluding the interest of a lessor under an operating lease).
“Lloyd’s” means The Society and Council of Lloyd’s.
“Lloyd’s Approved Bank” means any bank approved by Lloyd’s to provide Funds at Lloyd’s letters of credit.
“Loan Party Swap” means any Swap Contract entered into between a Loan Party (as defined in the Parent Credit Agreement) and the Parent for the purpose of providing capital to the Parent with respect to catastrophic risks.
“Maintenance Agreement” means net worth maintenance agreements entered into by the Parent or any of its Subsidiaries with respect to a wholly-owned Insurance Subsidiary which are required either by the Governmental Authority regulating such Insurance Subsidiary or a rating agency providing a rating for such Insurance Subsidiary provided such agreements are in favor of either such Insurance Subsidiary or the Governmental Authority regulating such Insurance Subsidiary or beneficiaries of the policies issued by such Insurance Subsidiary.

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“Managing Agent” means RenaissanceRe Syndicate Management Ltd., a company organized under the laws of England and Wales.
“Margin Stock” means any “margin stock” as defined in Regulation U.
“Material Adverse Effect” means a material adverse effect on (a) the assets, business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole; (b) the ability of the Borrower to perform any of its payment or other material obligations under any of the Credit Documents; or (c) the legality, validity, binding effect or enforceability against the Borrower of any Credit Document that by its terms purports to bind the Borrower).
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“Non-Payment of Debt Event” means (i) default in the payment when due and continuance of such default after any applicable grace period (whether or not such Debt is accelerated) of any Borrower Debt (other than Borrower Debt incurred under this Agreement) of, or guaranteed by, the Borrower if the aggregate amount of Borrower Debt (or, in the case of any letter of credit facility, the issued letters of credit) of the Borrower which is due and payable or which is or may be accelerated, by reason of such default or defaults is $75,000,000 or more, or (ii) default in the performance or observance of any obligation or condition and continuance of such default after any applicable grace period with respect to any such other Borrower Debt (or any letter of credit facility) of, or guaranteed by, the Borrower if the effect of such default or defaults is to accelerate or permit the acceleration of the maturity of any such Borrower Debt (or, in the case of any letter of credit facility, the issued letters of credit) of $75,000,000 or more in the aggregate prior to its expressed maturity.
“Obligations” means the Letter of Credit Obligations and all other liabilities (if any), whether actual or contingent, of the Borrower with respect to Letters of Credit, all accrued and unpaid Fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to the Agent or any indemnified party hereunder arising under any of the Credit Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.
“OL Note Exclusion Amount” means, as of any date of determination, an amount equal to the least of (a) the outstanding principal balance of OL Notes and (b) the market value of the assets on deposit in any Segregated Account. Assets in Segregated Accounts will be valued in accordance with the standard valuation methodology applied by the Parent from time to time consistent with the manner in which such valuation is reported to S&P or Moody’s with respect to such OL Notes.

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“OL Notes” means all senior unsecured notes or other instruments issued by the Parent or any of its Subsidiaries before or after November 9, 2018 to the extent that the principal amount of such notes at the time of issuance is excluded from debt by S&P or Moody’s for purposes of financial leverage (e.g., if $150,000,000 of senior unsecured notes are issued but only $100,000,000 are excluded, then only $100,000,000 of such notes will constitute OL Notes).

“Organizational Documents” means, with respect to any Person (other than an individual), such Person’s articles or certificate of incorporation, operating agreement or equivalent formation documents, such Person’s bylaws, regulations or equivalent governing documents and any similar organizational documents of such Person.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Letter of Credit or Credit Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, registration, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.
“Outstanding Credits” means, as of any date, the aggregate then undrawn face amount of the then outstanding Letters of Credit.
“Parent” means RenaissanceRe Holdings Ltd., a Bermuda company.
“Parent Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of November 9, 2018 among the Parent, the Borrower, Renaissance Specialty U.S. Ltd., and Renaissance Reinsurance U.S. Inc., the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent, as amended by the First Amendment to Loan Documents dated as of June 11, 2019 among the Parent, the Borrower, Renaissance Specialty U.S. Ltd., Renaissance Reinsurance U.S. Inc., Renaissance Europe AG, Renaissance Finance Inc., RenRe North America Holdings, Inc., the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent.
“Parent Debt” means, with respect to the Parent and its Subsidiaries, at any date, without duplication, (a) all obligations of such Person for borrowed money or in respect of loans or advances (including any such obligations issued by such Person that qualify as Catastrophe Bonds described in clause (a) of the definition thereof net of any escrow established (whether directly or to secure any letter of credit issued to back such Catastrophe Bonds) in connection with such Catastrophe Bonds); (b) all obligations of such Person evidenced by bonds,

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debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit which have been drawn but not reimbursed by the Person for whose account such letter of credit was issued, and bankers’ acceptances issued for the account of such Person; (d) all obligations in respect of Capitalized Leases of such Person; (e) the Swap Termination Value in respect of Swap Contracts of such Person; (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services; (g) debt of such Person secured by a Lien on property owned or being purchased by such Person (including debt arising under conditional sales or other title retention agreements) whether or not such debt is limited in recourse (it being understood, however, that if recourse is limited to such property, the amount of such debt shall be limited to the lesser of the face amount of such debt and the fair market value of all property of such Person securing such debt); (h) any debt of another Person secured by a Lien on any assets of such first Person, whether or not such debt is assumed by such first Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such debt, the amount of the debt of such Person in connection therewith shall be limited to the lesser of the face amount of such debt and the fair market value of all property of such Person securing such debt); (i) any debt of a partnership in which such Person is a general partner unless such debt is nonrecourse to such Person; (j) any capital stock or other equity interests issued by such Person that has a mandatory redemption date that may or will occur on or prior to November 8, 2024; (k) all Guarantees of such Person in respect of any of the foregoing (including in respect of the Top Layer LC) and (l) obligations in respect of Hybrid Securities; provided that, notwithstanding anything to the contrary contained herein, Parent Debt shall not include, (1) issued, but undrawn, letters of credit which have been issued to reinsurance cedents in the ordinary course of business, (2) unsecured current liabilities incurred in the ordinary course of business and paid within 90 days after the due date (unless contested diligently in good faith by appropriate proceedings and, if requested by the Administrative Agent under the Parent Credit Agreement, reserved against in conformity with GAAP) other than liabilities that are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments (except as described in clauses (1) or (2) above), (3) any obligations of such Person under any Reinsurance Agreement, Primary Policy, Industry Loss Warranty or Loan Party Swap, or (4) any Net Worth Maintenance Agreement.
“Parent Net Worth” means, as of any date of determination, the sum of (a) the consolidated shareholders’ equity of the Parent and its Subsidiaries calculated in accordance with GAAP, plus, without duplication, (b) any preferred shares of the Parent issued to Persons other than a Subsidiary of the Parent which are not mandatorily redeemable before November 8, 2024. For purposes of determining Parent Net Worth, the amount of unrealized appreciation (depreciation) on available for sale investments shown on the Parent’s statement of changes in shareholder’s equity under the caption “Accumulated other comprehensive income (loss)” will be excluded.

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“Parent Required Net Worth” means the Parent Net Worth is an amount not less than $3,027,908,000. On the date that financial statements of the Parent are delivered pursuant to Section 8.1(a)(ii) and effective as of the date of such financial statements, the Parent Required Net Worth will be recalculated to be the greater of (x) the Required Parent Net Worth in effect immediately prior to such fiscal year end and (y) 60% of the Parent Net Worth as of such fiscal year end, with such recalculated Parent Required Net Worth taking effect as of such fiscal year end.

“Parent Required Net Worth Event” means, as of any date, the Parent Net Worth is less than the Parent Required Net Worth.

“Partial Collateralization Event” means any of (i) a Parent Required Net Worth Event, (ii) the Parent’s Debt to Capital Ratio exceeds 0.35:1.00 as of the last day of any fiscal quarter, or (iii) the amount of Primary FAL maintained in the Corporate Member is at any time less than an amount equivalent to 100% of the aggregate face value of all Letters of Credit issued under this Agreement.
“Participant” – see Section 12.6(b).
“Participant Register” – see Section 12.6(b).
“Participation Fee” has the meaning assigned in the Fee Letter described in clause (ii) of such definition.
“Patriot Act” – see Section 12.14.
“Permitted Liens” means:
(a)    Liens imposed by law for Taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP; and
(b)    liens in favor of and set-off rights of the Custodian under the Control Agreement.
“Permitted Uses” – see the Recitals.
“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or other entity, whether acting in an individual, fiduciary or other capacity.
“Primary FAL” means in relation to a Corporate Member and a year of account, Funds at Lloyd’s which is available to be applied by Lloyd’s in relation to such Corporate Member’s business at Lloyd’s in respect of that year of account which Lloyd's has indicated would be applied before any letter of credit forming part of the Funds at Lloyd’s of such Corporate Member, excluding (i) Letters of Credit issued under this Agreement and (ii) Funds at Lloyd’s provided with respect to Solvency Shortfalls which may exist from time to time.

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“Primary Policies” means any insurance policies or other similar instruments such as a financial guarantee issued by an Insurance Subsidiary.
“Recipient” means (a) the Agent or (b) any Lender, as applicable.
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Reimbursement Date” – see Section 2.2(a).
“Reimbursement Obligations” means, at any time, the aggregate (without duplication) of the obligations of the Borrower to the Lenders and/or the Agent in respect of all unreimbursed payments or disbursements made by the Lenders and/or the Agent under or in respect of draws made under the Letters of Credit.
“Reinsurance Agreements” means any agreement, contract, treaty, certificate or other arrangement whereby the Parent or any Subsidiary agrees to assume from or reinsure an insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
“Required Collateral Amount” means (i) after the occurrence of a Full Collateralization Event, Eligible Collateral with a Fair Market Value greater than or equal to 100% of the Letter of Credit Obligations, (ii) after the occurrence of a Partial Collateralization Event, Collateral with a Fair Market Value greater than or equal to 60% but less than 100% of the Letter of Credit Obligations and (iii) prior to the occurrence of a Full Collateralization Event or Partial Collateralization Event, 0%.
“Required Lenders” means Lenders having an aggregate Applicable Percentage of more than 50%; provided that any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Responsible Officer” means, as to any Person, the chief executive officer, the president, the chief operating officer, the chief financial officer, the chief accounting officer, the director of finance, the corporate controller, the treasurer, or any senior vice president of such Person.

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“Retrocession Agreements” means any agreement, treaty, certificate or other arrangement whereby any Insurance Subsidiary cedes to another insurer all or part of such Insurance Subsidiary’s liability under a policy or policies of insurance reinsured by such Insurance Subsidiary.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. or any successor thereto

“Sanctions” means sanctions administered or enforced by OFAC, the U.S. Department of State, the government of Canada, the United Nations Security Council, the European Union, the government of Bermuda, or Her Majesty’s Treasury.
“Secured Parties” means the Lenders and the Agent.
“Security Agreement” means a security agreement substantially in the form of Exhibit D, including the Pledge and Security Agreement dated as of November 23, 2015 between the Borrower and the Agent (as successor to Citibank Europe PLC, as collateral agent).
“Segregated Account” means a segregated custodial account of the Parent or any of its Subsidiaries in which the Parent or any of such Subsidiaries deposit the principal amount of the OL Notes issued by any of them.
“Solvency Shortfalls” has the meaning given to the term “solvency shortfall” in Lloyd’s Definitions Byelaw (No. 7 of 2005).
“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the equity interests having ordinary voting power with respect to the Governing Body of such Person for the election of directors, other managers, or any similar Governing Body of such entity. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of the Borrower.
“Supported Syndicate” means Lloyd’s Syndicate 1458 underwriting insurance business at Lloyd’s through the Managing Agent.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by, a long form confirmation or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps

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and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities thereunder and (c) all other agreements or arrangements designed to protect such Person against catastrophic events, fluctuations in interest rates or currency exchange rates; provided that for purposes of clause (e) of the definition of the term “Parent Debt”, the term “Swap Contract” shall not include any Retrocession Agreement or Catastrophe Bond or Industry Loss Warranty.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender (as defined in the Parent Credit Agreement) or any Affiliate (as defined in the Parent Credit Agreement) of a Lender).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto, and references to “Tax” shall be construed accordingly.
“Top Layer LC” means the $37,500,000 Letter of Credit Facility dated December 16, 2016 between the Borrower and Barclays Bank plc in connection with the investment in Top Layer Reinsurance Ltd. or any successor.
“Total Capitalization” means, as of any date of determination, the sum of (i) Parent Net Worth as of such date, (ii) Consolidated Debt as of such date (excluding, to the extent otherwise included, the Hybrid Securities) and (iii) the aggregate principal amount of all Hybrid Securities.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as amended and in effect from time to time in the State of New York.
“United States” and “U.S.” each means the United States of America.
“Unreimbursed Amount” --see Section 2.2(b).
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.
“U.S. Tax Compliance Certificate” – see Section 5.4(g).
“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

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“Withholding Agent” means the Borrower and the Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Other Interpretive Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
This Agreement and the other Credit Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Borrower, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Agent or the Lenders merely because of the Agent’s or the Lenders’ involvement in their preparation.
1.3    Accounting Terms and Determinations; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
1.4    Time of Day. Unless otherwise specified, all references herein to time of day shall be references to London, England time (daylight or standard, as applicable).

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SECTION 2    LETTER OF CREDIT FACILITY.
2.1    Letter of Credit Procedures.
(a)    (i) On the date of the Existing Agreement, each Lender issued, at the request and for the account of the Borrower, such Lender’s Applicable Percentage of (x) a Letter of Credit denominated in Dollars with a stated amount of $360,000,000, which Letter of Credit was previously amended to have a stated amount of $380,000,000 and subsequently amended to have a stated amount of $180,000,000, and (y) a Letter of Credit denominated in Pounds with a stated amount of £85,000,000, which Letter of Credit was previously cancelled, in each case, to support the obligations of the Corporate Member with respect to the Supported Syndicate and (ii) as of the Effective Date, each Lender agrees to amend the Letter of Credit described in clause (a)(i)(x) above to change the stated amount of $180,000,000 to a stated amount of $320,000,000.
Provided there exists no Default, upon notice to the Agent (which shall promptly notify the Lenders), the Borrower may from time to time request that the Letter of Credit described in clause (a)(i)(x) above be amended to increase the stated amount of such Letter of Credit or issue a new Letter of Credit denominated in Dollars in an aggregate amount for all such increases or issuances not to exceed $140,000,000. At the time of sending such notice, the Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Agent within such time period whether or not it agrees to such increase or new issuance and, if so, whether by an amount equal to, greater than or less than its Applicable Percentage of such requested increase or new issuance. Any Lender not responding within such time period shall be deemed to have declined to make such increase or new issuance. The Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. If the Lenders agree to make such increase or new issuance in accordance with this paragraph, the Agent and the Borrower shall determine the final allocation of such increase or new issuance; provided that unless a Lender declines to participate in such increase or new issuance or agrees to do so in an amount less than its then-existing Applicable Percentage, each Lender’s allocation of the increase or new issuance shall be equal to its then-existing Applicable Percentage; provided further that if any Lender declines to participate in such increase or new issuance or agrees to do so in an amount less than its Applicable Percentage, the Agent shall notify the other Lenders and shall give the other Lenders an option to increase their offered amount of such increase or new issuance so that the requested increase or new issuance may, if such Lenders agree to increase their offered amounts, equal the full amount requested by the Borrower. If the Lenders agree to an increase or new issuance as set forth in this paragraph, the Agent will amend or issue the applicable Letter of Credit in accordance with Section 2.3, and each Lender that agrees to such increase or new issuance shall receive the fees payable pursuant to the Fee Letter.
(b)    The Agent shall not issue a Letter of Credit except with Lloyd’s as the beneficiary thereof. Once an Expiry Notice has been issued or the Letter of Credit has an expiration date occurring on or after December 31, 2023, the Agent shall not amend the date set forth in such Expiry Notice except with the consent of all of the Lenders.

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(c)    The Agent (i) shall, if the Agent has not already amended the Letter of Credit to have an expiration date on or before December 31, 2023, issue an Expiry Notice no later than December 31, 2019 for the outstanding Letters of Credit and (ii) may, and upon the request of the Required Lenders shall, issue an Expiry Notice when a Default has occurred and is continuing; provided, however, that upon the occurrence of a Default pursuant to Section 10.1(e) or 10.1(f), the Agent shall immediately issue an Expiry Notice.
(d)    Each Lender’s obligation to pay its Applicable Percentage of all draws under the Letters of Credit, absent gross negligence or willful misconduct by the Agent in honoring any such draw, shall be absolute, unconditional and irrevocable and in each case shall be made without counterclaim or set-off by such Lender.
2.2    Reimbursement Obligations. (1) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit (a “Drawing Request”), the Agent shall notify the Lenders and the Borrower of the receipt of such Drawing Request and not later than 10:00 a.m. (London time) on the date which is three Business Days after the date notice of such Drawing Request is given to the Borrower (such date, the “Reimbursement Date”), the Borrower shall provide the Agent the amount of the Drawing Request in the currency in which the applicable Letter of Credit was issued. Any notice given by the Agent pursuant to this Section 2.2(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(a)    (1)    With respect to any Drawing Request, if funds are not received by the Agent from the Borrower prior to 11:00 a.m. (London time) on the Reimbursement Date in the amount and currency of such Drawing Request, the Agent shall promptly notify each Lender of such Drawing Request, the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage of such Unreimbursed Amount. Each Lender shall make funds available in the applicable currency to the Agent in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. (London time) on the Business Day specified in such notice by the Agent (the “Letter of Credit Advance Date”). To the extent that funds are received by the Agent from the Lenders prior to 2:00 p.m. (London time) on the Letter of Credit Advance Date, the Agent shall promptly make such funds available to the beneficiary of such Letter of Credit on such date. To the extent that the Agent has not delivered funds to any beneficiary of a Letter of Credit on behalf of a Lender on the Letter of Credit Advance Date, if funds are received by the Agent from such Lender: (i) after 2:00 p.m. (London time) on the Letter of Credit Advance Date, the Agent shall make such funds available to such beneficiary on the next Business Day; (ii) prior to 2:00 p.m. (London time) on any Business Day after the Letter of Credit Advance Date, the Agent shall make those funds available to such beneficiary on such Business Day; and (iii) after 2:00 p.m. (London time) on any Business Day after the Letter of Credit Advance Date, the Agent shall make those funds available to such beneficiary on the next Business Day following such Business Day.
(i)    Notwithstanding any provisions to the contrary in any Letter of Credit Application, the Borrower agrees to pay the amount of any Drawing Request under a Letter of Credit to the Agent for the benefit of the Lenders no later than the time specified in this Agreement.

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(ii)    With respect to any Unreimbursed Amount, the Borrower shall have a Reimbursement Obligation in the amount of the Unreimbursed Amount from the Lenders to the extent that they have provided funds with respect to such Letter of Credit pursuant to Section 2.2(b)(i). Reimbursement Obligations shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. Any payment by the Borrower in respect of such Reimbursement Obligation shall be made to the Agent and upon receipt applied by the Agent in accordance with Section 2.2(c). Such interest shall be calculated with respect to actual days elapsed on the basis of a 360-day year.
(b)    At any time after the Agent has made a payment under any Letter of Credit and has received from any Lender such Lender’s Applicable Percentage of the Drawing Request under the applicable Letter of Credit in respect of such payment in accordance with Section 2.2(b), if the Agent receives any payment in respect of the related Reimbursement Obligation or interest thereon (whether directly from the Borrower or otherwise, including Collateral applied thereto by the Agent), the Agent will distribute to such Lender its Applicable Percentage thereof in the same currency as those received by the Agent.
(c)    If any payment received by the Agent pursuant to Section 2.2(b) (including any payment under Section 5.3) and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any insolvency proceeding or otherwise, then (x) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (y) each Lender shall pay to the Agent its Applicable Percentage thereof on demand of the Agent plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Eurodollar Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
2.3    Procedure for Issuance. (1) Prior to the issuance of a Letter of Credit or an amendment to a Letter of Credit described in Section 2.1(a) and as a condition of such issuance or amendment, the Borrower shall deliver to the Agent a Letter of Credit Application signed by the Borrower, together with such other documents or items as may be required pursuant to the terms thereof and hereof, and the proposed form and content of such Letter of Credit shall be reasonably satisfactory to the Agent. The documents so delivered shall be in compliance with the requirements set forth in Section 2.1, and shall specify therein (i) the stated amount of the Letter of Credit requested, (ii) the effective date of such amendment or issuance of such requested Letter of Credit, and (iii) the aggregate amount of Letter of Credit Obligations which are outstanding and which will be outstanding after giving effect to the requested amendment or Letter of Credit issuance. With respect to an amendment to or issuance of a Letter of Credit described in the second paragraph of Section 2.1(a), such documents shall also include a certification by the Borrower that (w) the representations and warranties of the Borrower set forth in this Agreement and the other Credit Documents are true and correct in all material respects with the same effect as if then made (except to the extent relating solely to an earlier date, in which case such representation and warranty shall have been true and

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correct as of such earlier date, and except to the extent qualified by materiality or Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects), (x) no Default, Event of Default or Full Collateralization Event shall exist before or after giving effect to such issuance or amendment, (y) confirmation from Lloyd’s that the Managing Agent has submitted all necessary documents regarding its plan to provide Funds at Lloyd’s and (z) if requested by a Lender, such opinions, certificates and resolutions as may be reasonably requested. The delivery of the foregoing documents and information shall constitute a “Letter of Credit Application” for purposes of this Agreement. Subject to the terms and conditions of Section 2.1 and provided that (A) the applicable conditions set forth in Section 9.1 hereof have been satisfied and (B) the Eligible Collateral in the Collateral Account has a Collateral Value not less than the Required Collateral Amount after giving effect to the increase in the stated amount or issuance of such Letter of Credit, the Agent (on behalf of the Lenders) shall within the timeframe set forth in Section 2.1, issue or amend a Letter of Credit on behalf of the Borrower in accordance with the Agent’s usual and customary business practices. The Agent shall give the Lenders prompt written notice of the issuance of or amendment to any Letter of Credit.
(a)    The Agent is hereby authorized to execute and deliver each Letter of Credit and each amendment to a Letter of Credit on behalf of each Lender, except to the extent a Lender has not agreed to increase the stated amount of such Letter of Credit or issue a new Letter of Credit pursuant to the second paragraph of Section 2.1(a). The Agent shall use the Applicable Percentage of each Lender under each Letter of Credit as its “Commitment”. The Agent shall not amend any Letter of Credit to change the “Commitment” of a Lender or add or delete a Lender liable thereunder unless such amendment is done in connection with an assignment in accordance with Section 12.6 or in connection with any amendment or issuance of a Letter of Credit pursuant to the second paragraph of Section 2.1(a). Each Lender hereby irrevocably constitutes and appoints the Agent its true and lawful attorney-in-fact for and on behalf of such Lender with full power of substitution and revocation in its own name or in the name of the Agent to issue, execute and deliver, as the case may be, each Letter of Credit and each amendment to a Letter of Credit and to carry out the purposes of this Agreement with respect to Letters of Credit, except to the extent a Lender has not agreed to increase the stated amount of such Letter of Credit or issue a new Letter of Credit pursuant to the second paragraph of Section 2.1(a). Upon request, each Lender shall execute such powers of attorney or other documents as any beneficiary of any Letter of Credit may reasonably request to evidence the authority of the Agent to execute and deliver such Letter of Credit and any amendment or other modification thereto on behalf of the Lenders.
(b)    The Agent shall act on behalf of the Lenders with respect to any Letters of Credit and the documents associated therewith in accordance with Section 11.
2.4    Nature of the Agent’s and Lenders’ Obligations. (1) Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Agent shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither the Agent nor any of its respective Affiliates shall be liable for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable;

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(ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.
(a)    As between the Borrower and the Lenders and the Agent, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the beneficiary of the Letters of Credit; provided, however, that the Borrower may have a claim against the Agent and the Agent may be liable to the Borrower, to the extent, but only to the extent, of any direct (as opposed to consequential or exemplary) damages suffered by the Borrower that the Borrower proves were caused by the willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor the Lenders shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) the failure of the beneficiary of a Letter of Credit to comply fully with conditions required to be satisfied by any Person other than the Agent in order to draw upon such Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (v) errors in the interpretation of technical terms or (vi) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit.
(b)    In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Agent under or in connection with the Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to the Lenders or any such Person.
(c)    The Borrower agrees to pay to the Agent for the benefit of the Lenders the amount of all Reimbursement Obligations owing in respect of any Letter of Credit immediately when due, under all circumstances, including, without limitation, any of the following circumstances: (w) any lack of validity or enforceability of this Agreement or any of the other Credit Documents, (x) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any Letter of Credit), (y) the validity, sufficiency or genuineness of any document which the Agent has determined in good faith complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect or (z) the surrender or impairment of any security for the performance or observance of any of the terms hereof.

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(d)    Illegality. If it becomes unlawful in any applicable jurisdiction for any Lender or any of its Affiliates to perform any of its obligations as contemplated by this Agreement or to maintain or to allow to remain outstanding any Letter of Credit:
(i)    such Lender shall notify the Borrower and the Agent and shall not thereafter be obliged to issue any Letter of Credit; and
(ii)    if such Lender so requires, the Borrower shall on such date as such Lender specifies to the Borrower and the Agent which, if allowed by law, is on no less than 15 Business Days’ notice, ensure that the Letter of Credit Obligations of such Lender under or in respect of each outstanding Letter of Credit are reduced to zero or repaid in full.
(e)    Letter of Credit Documents. If there is any inconsistency between this Agreement and any Letter of Credit Application, reimbursement agreement or other Letter of Credit-related document, the provisions of this Agreement shall control.
SECTION 3    FEES.
3.1    Letter of Credit Fees. (1) The Borrower agrees to pay to the Agent for the account of each Lender in accordance with, subject to Section 3.4, its Applicable Percentage in Dollars a Letter of Credit Fee with respect to each Letter of Credit from and including the Effective Date until the date such Letter of Credit is fully drawn by the beneficiary, canceled or expired, in an amount equal to the Applicable Letter of Credit Fee Rate on the aggregate amount from time to time available to be drawn on such Letter of Credit. The Letter of Credit Fees (i) shall be calculated with respect to actual days elapsed on the basis of a 360-day year and (ii) shall be payable quarterly in arrears on the last day of each fiscal quarter of the Borrower and upon the expiration, cancellation or utilization in full of such Letter of Credit. During the continuance of an Event of Default, the Required Lenders may, at their option, by notice to the Borrower, declare that the Applicable Letter of Credit Fee Rate shall accrue at the Default Rate; provided, that during the continuance of an Event of Default under Section 10.1(a), (b), (e), (f), (g) or (i), the Applicable Letter of Credit Fee Rate shall accrue at the Default Rate without any election or action on the part of the Agent or any Lender.
(a)    In addition, the Borrower agrees to pay to the Agent, for its own account, such fees and expenses with respect to each Letter of Credit issued for the account of the Borrower, as the Agent customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations.
3.2    Annual Agent Fees. The Borrower agrees to pay the annual fee set forth in the Fee Letter described in clause (i) of such definition. Fees not paid when due shall accrue interest at the Default Rate until paid.
3.3    Upfront Fees. The Borrower agrees to pay to each Lender, the Participation Fee in the amount and at the time set forth in the Fee Letter described in clause (ii) of such definition.

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3.4    Defaulting Lender. If at any time a Lender is a Defaulting Lender, then, to the extent permitted by Applicable Law (and notwithstanding any other provision of this Agreement), (i) any payment of Reimbursement Obligations with respect to Letters of Credit (including through sharing of payments pursuant to Section 10.3, but excluding any payment pursuant to Section 2.2(b)) shall, if the Borrower so directs at the time of making such payment, be applied first to amounts owed to Lenders other than such Defaulting Lender, as if the amount owed to such Defaulting Lender hereunder in respect of Reimbursement Obligations were zero, and then to amounts owed to such Defaulting Lender; and (ii) such Defaulting Lender’s Applicable Percentage shall be deemed to be zero for purposes of calculating Letter of Credit Fees pursuant to Section 3.1 in respect of each day on which such Lender is a Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Letter of Credit Fees for any such day. Any payment made pursuant to this Section shall be taken into account for purposes of calculating the Letter of Credit Fee. The provisions of this Section 3.4 do not limit, but are in addition to, any other claim or right that the Borrower, the Agent or any other Lender may have against a Defaulting Lender.
SECTION 4    COLLATERAL
4.1    Collateral Account.
(a)    If a Full Collateralization Event or a Partial Collateralization Event occurs, the Borrower shall, within three Business Days of the occurrence of such Full Collateralization Event or Partial Collateralization Event, deposit sufficient Eligible Collateral in the Collateral Account to provide Eligible Collateral having a Collateral Value equal to or greater than Required Collateral Amount and failure to do so shall constitute an Event of Default. Thereafter, the Borrower shall at all times maintain Eligible Collateral in the Collateral Account having a Collateral Value of not less than the applicable Required Collateral Amount. If at any time the Required Collateral Amount for the outstanding Letters of Credit shall exceed (the amount of such excess, the “Collateral Shortfall”) the Collateral Value of the Eligible Collateral in the Collateral Account, the Agent shall notify the Lenders and the Borrower, by telephone or in writing, of such Collateral Shortfall, and the Borrower shall within three Business Days after receipt of such notice deposit additional Eligible Collateral in the Collateral Account in an amount sufficient to eliminate the Collateral Shortfall, and failure to do so shall constitute an Event of Default.
(b)    So long as no Default or Event of Default has occurred and is continuing, if at any time the Obligations become due and payable hereunder, the Borrower may request that any funds in the Collateral Account be applied to the amount that is due and payable, including with respect to any Reimbursement Obligations, and the Agent shall consent to such release if, in each case, after giving effect to such application the Borrower is in compliance with Section 8.6; provided, however, notwithstanding the absence of any Borrower request, the Agent shall have the right, upon five days’ prior notice to the Borrower, to apply all or any part of the Eligible Collateral held in the Collateral Account for the amount which is due and payable unless the Borrower shall object in writing and otherwise pay the amount due and payable within such five-day period. Upon the occurrence and continuation of an Event of Default, the Agent may apply (without prior notice to the Borrower) all or any part of the Eligible Collateral held in the Collateral Account pursuant to and in accordance with Section 10.3

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(c)    So long as no Default or Event of Default has occurred and is continuing, at any time the Collateral Value exceeds (the amount of such excess, the “Collateral Excess”) the Required Collateral Amount, the Borrower can request the release of such Collateral Excess and the Agent shall consent to the release of Collateral from the Collateral Account if, in each case, after giving effect to such application the Borrower is in compliance with Section 8.6; provided, however, upon the occurrence and continuation of a Default or Event of Default, the Agent shall have no obligation to release or consent to any such release and shall have sole control over any such Collateral Excess, including the application of such amount pursuant to and in accordance with Section 10.3.
SECTION 5    MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.
5.1    Making of Payments. All payments of Reimbursement Obligations and interest thereon and of all fees, shall be made by the Borrower in immediately available funds, without setoff, defense, recoupment or counterclaim, at the office specified by (i) with respect to the Participation Fee, each Lender and (ii) with respect to all other Fees, Reimbursement Obligations and interest thereon, the Agent, in each case not later than 2:00 p.m. on the date due (or such later time as such Lender or the Agent, as applicable, may agree); and funds received after such time shall be deemed to have been received by a Lender or the Agent on the next following Business Day. Subject to Section 3.4, the Agent shall promptly remit to each applicable Lender its share of all such payments received in collected funds by the Agent for the account of such Lender. All payments under Section 6.1 shall be made by the Borrower directly to the Lender entitled thereto.
5.2    Due Date Extension. If any payment of principal or interest with respect to any Reimbursement Obligation or any Fee falls due on a day that is not a Business Day, then such due date shall be extended to the immediately following Business Day and, in the case of Reimbursement Obligations, additional interest shall accrue and be payable for the period of any such extension.
5.3    Setoff; Ratable Payments. (a) The Borrower agrees that the Agent and each Lender have all rights of setoff and bankers’ lien provided by Applicable Law, and in addition thereto, the Borrower agrees that at any time any Event of Default exists, the Agent and each Lender may apply to the payment of any Obligations of the Borrower hereunder, whether or not then due, any balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Agent or such Lender.
(b)    If any Lender, whether by setoff or otherwise, has payment made to it with respect to its Reimbursement Obligations (other than payments received pursuant to Sections 5.4 and 6.1) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase Reimbursement Obligations or participation interests in Letters of Credit held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of all Letter of Credit Obligations. If any Lender, whether in connection with setoff or amounts that might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Applicable Percentages. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

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5.4    Taxes.
(a)    Defined Terms. For purposes of this Section 5.4, the term “Lender” includes the Agent and the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. As of the date hereof, amounts paid by the Borrower hereunder are not subject to any withholding for any Taxes.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Recipient, timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower hereby indemnifies each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Agent or any Lender, the Borrower shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority; provided that neither the Agent nor any Lender shall be under any obligation to provide any such notice to the Borrower. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower hereby indemnifies the Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount that a Lender for any reason fails to pay indefeasibly to the Agent as required by Section 5.4(e). Each Lender shall indemnify the Borrower, and shall make payment in respect thereof, within ten days after demand therefor, for any amount that the Borrower is required to pay to the Agent pursuant to the immediately preceding sentence.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to

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such Lender’s failure to comply with the provisions of Section 12.6(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this clause (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5.4, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(g)    Status of Lenders. (1) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.4(g)(ii)(A) and (ii)(B) and 5.4(h) below) shall not be required if, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing,
A.    any Lender that is a U.S. Person shall deliver to the Borrower and the Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
B.    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

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i.    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
ii.    executed copies of IRS Form W-8ECI;
iii.    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
iv.    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner; and
C.    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower and the Agent to determine the withholding or deduction required to be made.

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(h)    Documentation Required by FATCA. If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(i)    Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of any Recipient, or have any obligation to pay to any Recipient, any refund of Taxes withheld or deducted from funds paid for the account of such Recipient, as the case may be. If any Recipient determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.4 (including by the payment of additional amounts pursuant to this Section 5.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such Recipient, shall repay to such Recipient the amount paid over pursuant to this clause (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (i), in no event will a Recipient be required to pay any amount to an indemnifying party pursuant to this clause (i) the payment of which would place such Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (i) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(j)    VAT.    (i)    All amounts expressed to be payable under a Credit Document by any Party to a Lender or the Agent which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Lender or the Agent to any Party under a Credit Document and such Lender or the Agent is required to account to the relevant tax authority for the VAT, that Party must pay to such Lender or the Agent (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender or the Agent must promptly provide an appropriate VAT invoice to that Party).

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(ii)    If VAT is or becomes chargeable on any supply made by any Lender or Agent (the “Supplier”) to any other Lender or Agent (the “Receiver”) under a Credit Document, and any Party other than the Receiver (the “Relevant Party”) is required by the terms of any Credit Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Receiver in respect of that consideration):
A.    (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Receiver must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Receiver receives from the relevant tax authority which the Receiver reasonably determines relates to the VAT chargeable on that supply; and
B.    (where the Receiver is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Receiver, pay to the Receiver an amount equal to the VAT chargeable on that supply but only to the extent that the Receiver reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
C. Where a Credit Document requires any Party to reimburse or indemnify a Lender or the Agent for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Lender or Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender or Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
D.    Any reference in this clause (j) to any “Party” shall mean any party hereto and, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994 or any equivalent legislation in any applicable jurisdiction).
E.    In relation to any supply made by a Lender or Agent to any Party under a Credit Document, if reasonably requested by such Lender or the Agent, that Party must promptly provide such Lender or Agent with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s or the Agent’s VAT reporting requirements in relation to such supply.

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(k)    Survival. Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations hereunder and under the other Credit Documents.
(l)    Updates. Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 5.4 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
SECTION 6    INCREASED COSTS.
6.1    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Agent;
(ii)    subject any Recipient to any Taxes (except to the extent such Taxes are Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” or Other Connection Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the Agent or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Letter of Credit Obligation or of maintaining its obligation of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of reimbursement obligations, interest or any other amount), then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or the Letters of Credit issued by any Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with

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respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered (even if implemented prior to the absolute date such implementation is required by such Change in Law).
(c)    Certificates for Reimbursement. A certificate of a Lender or other Recipient setting forth in reasonable detail the basis for such claim and a calculation of the amount or amounts necessary to compensate such Lender or other Recipient or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error; provided a Lender shall not be required to provide information and detail that such Lender is not legally allowed to disclose, is confidential, or price-sensitive in relation to listed shares or other instruments issued by that Lender or any of its Affiliates. The Borrower shall pay such Lender or other Recipient, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, or other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender, or other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or other Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).
6.2    Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of its Letter of Credit Obligations in any manner it sees fit and at any lending office or branch it deems appropriate.
6.3    Designation of a Different Lending Office. If any Lender requests compensation under Section 6.1 or requires the Borrower to pay any Indemnified Tax or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.4, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Letter of Credit Obligations hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce any amount payable pursuant to Section 6.1 or 5.4, or illegality, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
6.4    Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 6.1 shall be conclusive absent manifest error. Lenders

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may use reasonable averaging and attribution methods in determining compensation under Sections 6.1, and the provisions of such Section shall survive the termination of this Agreement.
SECTION 7    REPRESENTATIONS AND WARRANTIES. To induce the Agent and the Lenders to enter into this Agreement and to induce the Lenders to issue the Letters of Credit hereunder, the Borrower represents and warrants to the Agent and the Lenders that:
7.1    Organization, etc. The Borrower is duly organized or formed, validly existing and (to the extent applicable under the laws of the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization or formation, and is duly qualified or licensed to do business (and in good standing as a foreign corporation or entity, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed would have a Material Adverse Effect.
7.2    Power and Authority. The Borrower has the requisite power and authority to execute and deliver this Agreement and each other Credit Document and to perform and observe the terms and conditions stated herein and therein, and the Borrower has taken all necessary corporate or other action to authorize its execution, delivery and performance of each such Credit Document.
7.3    Valid and Binding Obligation. This Agreement constitutes, and each other Credit Document when signed and delivered by the Borrower to the Agent will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights against the Borrower generally, by general equitable principles or by principles of good faith and fair dealing, and assuming that this Agreement and each such other Credit Document have been validly executed and delivered by each party thereto other than the Borrower.
7.4    No Violation or Breach. The Borrower’s execution, delivery and performance of each Credit Document and the payment of all sums payable by it under each such Credit Document do not and will not: (i) violate or contravene its Organizational Documents; (ii) violate or contravene any order, writ, law, treaty, rule, regulation or determination of any Governmental Authority, in each case applicable to or binding upon it or any of its property; or (iii) result in the breach of any provision of, or in the imposition of any lien or encumbrance (except for liens or encumbrances created under the Credit Documents) under, or constitute a default or event of default under, any agreement or arrangement to which it is a party or by which it or any of its property is bound.
7.5    Approvals. No authorization, approval or consent of, or notice to or filing with, any Governmental Authority is required to be made by the Borrower in connection with the execution and delivery by the Borrower of any Credit Document or the issuance by the Lenders of any Letter of Credit or other Obligations for the account of the Borrower pursuant to this Agreement and the related Letter of Credit Application, except for those which have been duly obtained, taken, given or made and are in full force and effect.
7.6    Compliance with Laws. The Borrower is in compliance with all Applicable Laws and regulations, except where the noncompliance with which would not have a Material Adverse Effect, and no Letter of Credit Application, Letter of Credit or transaction of the Borrower under

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any Credit Document will contravene any laws, treaties, rules or regulations of any Governmental Authority, including, without limitation, any foreign exchange control laws or regulations, U.S. foreign assets control laws or regulations or currency reporting laws and regulations, now or hereafter applicable to it, except where the noncompliance with which would not have a Material Adverse Effect
7.7    No Default Under Other Agreements. The Borrower is not in default under any agreement or obligation to which it is a party, or by which it or any of its property is bound, that would have a Material Adverse Effect.
7.8    No Arbitration Proceeding or Litigation. There is no pending or, to the knowledge of the Borrower, threatened arbitration proceeding, litigation or action against it that (i) is reasonably likely to have a Material Adverse Effect or (ii) may affect the legality, validity or enforceability of this Agreement or the other Credit Documents.
7.9    Filed All Tax Returns and Paid All Taxes. The Borrower has filed all required tax returns, and all Taxes, assessments and other governmental charges due from it have been fully paid, except for Taxes that are being contested in good faith with respect to which reserves have been established and are being maintained in accordance with GAAP or those which the failure to file or pay would not have a Material Adverse Effect. To the extent required by applicable law, the Borrower has established on its books reserves adequate for the payment of all federal, state and other income tax liabilities.
7.10    Financial Statements; Beneficial Ownership Certification. The financial statements most recently furnished to the Lenders or the Agent by the Borrower, if any, fairly present in all material respects the financial condition of the Borrower as at the date of such financial statements and for the periods then ended in accordance with GAAP (except as disclosed therein and, in the case of interim financial statements for any fiscal quarter, subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated), and there has been no material adverse change in the Borrower’s business or financial condition or results of operations since the date of the Borrower’s most recent annual financial statements. As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
7.11    Anti-Money Laundering and Anti-Terrorism Finance Laws. To the extent applicable, the Borrower is in compliance, in all material respects, with anti-money laundering laws and anti-terrorism finance laws including the Bank Secrecy Act and the Patriot Act (the “Anti-Terrorism Laws”).
7.12    Anti-Corruption Laws. No part of the proceeds of the Letters of Credit shall be used, directly or, to the Borrower’s knowledge (after due inquiry), indirectly: (a) to offer or give anything of value to any official or employee of any foreign government department or agency or instrumentality or government-owned entity, to any foreign political party or party official or political candidate or to any official or employee of a public international organization, or to anyone else acting in an official capacity (collectively, “Foreign Official”), in order to obtain, retain or direct business by (i) improperly influencing any act or decision of such Foreign Official in his official capacity, (ii) inducing such Foreign Official to do or omit to do any act in violation of the

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lawful duty of such Foreign Official, (iii) securing any improper advantage or (iv) inducing such Foreign Official to use his influence with a foreign government or instrumentality to improperly affect or improperly influence any act or decision of such government or instrumentality; or (b) in violation of the (i) U.S. Foreign Corrupt Practices Act of 1977 or (ii) any other anti-corruption law applicable to a Lender as to which such Lender has advised the Borrower in writing (all laws referred to in this clause (b) being “Anti-Corruption Laws”).
7.13    Sanctions Laws. Neither the Borrower nor, to the knowledge of the Borrower, any Affiliate or other agent of the Borrower acting or benefiting in any capacity in connection with the Letters of Credit is any of the following (a “Restricted Person”): (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”); (b) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list; (c) a Person that is otherwise the subject of any applicable Sanctions, (d) a Person that is owned 50 percent or more by any Person described in Section 7.13(a), (b) or (c); or (e) a Person that derives more than 10% of its annual revenue from investments in or transactions with any Person described in Section 7.13(a), (b), (c) or (d). Further, none of the proceeds from the Letters of Credit shall be used directly or, to the Borrower’s knowledge (after due inquiry) indirectly, to finance or facilitate, directly or indirectly, (i) any transaction with, investment in, or any dealing for the benefit of, any Restricted Person in violation of applicable Sanctions or (ii) any transaction, investment or dealing in which the benefit is received in a country or territory that is the subject of applicable Sanctions law or for which such benefit is prohibited by any applicable Sanctions law, or (iii) in any other manner that would result in a violation of any applicable Sanctions law by any Person.  The Borrower, its Subsidiaries, and their respective directors, officers, and employees, are in compliance with all applicable Sanctions in all material respects.  The Borrower has instituted and maintains policies and procedures reasonably designed to ensure compliance with applicable Sanctions.
7.14    Investment Company Act. The Borrower is not required to be registered as an “investment company” under the Investment Company Act of 1940. The Borrower is not carrying on investment business in or from Bermuda for the purposes of the Investment Business Act 2003 of Bermuda and has not received any notification or direction under Section 32 of the Insurance Act 1978 of Bermuda as amended.
7.15    Use of Credits; Margin Regulations. Neither the issuance of any Letters of Credit nor the use or benefit thereof by the Borrower will violate, or be inconsistent with, the provisions of Regulation T, U or X of the Federal Reserve Board or any other regulation of the Federal Reserve Board. Neither the Borrower nor or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
7.16    Collateral Documents. The Collateral Documents are effective to create in favor of the Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral, and when the Control Agreement with the Custodian is executed and the Uniform

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Commercial Code financing statements and registrations of charge in appropriate forms are filed in the offices specified in the Security Agreement, the lien created by the Collateral Documents shall constitute a fully perfected Lien (to the extent that such Lien may be perfected by the Control Agreement and/or the filing of a Uniform Commercial Code financing statement or registration of charge) on, and security interest in, all right, title and interest of the Borrower in such Collateral, in each case prior and superior in right to any other Person, other than Permitted Liens.
7.17    No Default. No Default or Event of Default exists or would result from the incurring of any obligations by the Borrower under any Credit Document or from the grant or perfection of the Liens of the Agent on the Collateral in accordance with the Collateral Documents.
SECTION 8    COVENANTS. Until all Obligations of the Borrower hereunder and under the other Credit Documents are paid in full and all Letters of Credit have been terminated:
8.1    Financial Statements and Other Information. The Borrower shall deliver to the each Lender:
(a)    (i) as soon as available and in any event within 120 days after the end of each fiscal year, a copy of the annual financial statements of the Borrower and its Subsidiaries, consisting of audited consolidated (and unaudited consolidating) balance sheets and audited consolidated (and unaudited consolidating) statements of income, cash flows and changes in shareholders’ equity, setting forth in comparative form the consolidated figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP, and accompanied by a certification without material qualification by the independent certified public accountants regularly retained by the Borrower, or any other firm of independent certified public accountants of recognized national standing selected by the Borrower and reasonably acceptable to the Required Lenders that all such audited financial statements present fairly in all material respects in accordance with GAAP the consolidated financial position and the consolidated results of operations and cash flows of the relevant entity as at the end of such fiscal year and for the period then ended; and (ii) within 95 days after the close of each fiscal year, a copy of the annual financial statements of the Parent and its Subsidiaries, consisting of audited consolidated balance sheet, statements of income, cash flows and changes in shareholders’ equity, which financial statements shall be prepared in accordance with GAAP, and accompanied by a certification without material qualification by the independent certified public accountants regularly retained by the Parent, or any other firm of independent certified public accountants of recognized national standing selected by the Parent and reasonably acceptable to the Required Lenders that all such audited financial statements present fairly, in all material respects, in conformity with GAAP, the consolidated financial position and consolidated results of operations and cash flows of the Parent and its Subsidiaries as at the end of such fiscal year and for the period then ended.
(b)    (i) as soon as available and in any event within 60 days after the end of the first three fiscal quarters of each fiscal year, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the related consolidated statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated) and (ii) within 50 days after the

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close of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending September 30, 2019, a copy of the unaudited consolidated balance sheet of the Parent and its Subsidiaries, as of the close of such quarter and the related consolidated statements of income, cash flows and changes in shareholders’ equity for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated) and accompanied by the certification of the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Parent that all such financial statements present fairly, in all material respects, in conformity with GAAP (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated), the consolidated financial position and consolidated results of operations of the Parent and its Subsidiaries as at the end of such fiscal quarter and for the period then ended.
Documents required to be delivered pursuant to clauses (a) and (b) above, to the extent such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission may be deemed delivered on the date when the Borrower provides the Agent and the Lenders with a link to the electronically filed and publicly available document.
(c)    concurrently with the delivery of the financial statements referred to in clauses (a) and (b) of this Section, a Compliance Certificate signed by a Responsible Officer of the Borrower (A) certifying as to whether there exists a Default, Event of Default, Full Collateralization Event or Partial Collateralization Event on the date of such certificate and, if a Default or Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (B) setting forth in reasonable detail calculations demonstrating compliance with the Borrower Required Net Worth, the Parent Required Net Worth, the Debt to Capital Ratio and Primary FAL; and
(d)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, the Corporate Member of the Supported Syndicate, or compliance with the terms of the Credit Documents, as any Lender may reasonably request.
8.2    Notices of Material Events. The Borrower will furnish to each Lender and the Agent prompt notice of any of the following:
(a)    any Default, Event of Default, Full Collateralization Event or Partial Collateralization Event;
(b)    the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower that, to the knowledge of the Borrower, would reasonably be expected to result in a Material Adverse Effect;
(c)    any other event or occurrence that has, or would reasonably be expected to have, a Material Adverse Effect; or

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(d)    any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and (b) promptly upon the reasonable request of the Agent or any Lender, provide the Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
8.3    Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution that is not prohibited by Section 10.1(g).
8.4    Compliance with Laws. The Borrower will comply with all federal, state and foreign exchange regulations and other laws and regulations of any Governmental Authority now or hereafter applicable to the Borrower, any Credit Document or any transactions to which it is a party or to payments under or in connection with the Letters of Credit or this Agreement, except where the noncompliance with which would not have a Material Adverse Effect.
8.5    Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.
8.6    Collateral.
(a)    Pursuant to the Collateral Documents and as collateral security for the payment and performance of its Obligations, the Borrower shall grant and convey to the Agent, for the benefit of the Secured Parties, a security interest in the Collateral charged and pledged by it, prior and superior to all other liens, except Permitted Liens. The Borrower shall cause the Collateral charged and pledged by it to be made subject to the Collateral Documents (in form and substance reasonably acceptable to Agent) and take all acts and make all filings necessary for the perfection of the security interest in the Collateral and for the exercise by the Agent of its rights and remedies with respect thereto. To the extent necessary or desirable for perfection of the Agent’s security interest, the Borrower shall promptly after the date hereof file a charge against the Collateral with the Bermuda Registrar of Companies or other applicable filing authority and deliver evidence of such filing to the Documentation Agent no later than 30 days after the date hereof.
(b)    The Borrower shall at all times cause the Collateral Value of the Collateral in the Collateral Account to equal or exceed the Required Collateral Amount in accordance with Section 4.1.
(c)    The Borrower shall cause the Custodian to provide to the Lenders, in a manner and at times consistent with the terms of the Control Agreement, information with respect to the Collateral Account and shall provide each Lender with viewing rights to the Collateral Account in

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accordance with Section 5 of the Control Agreement; provided that such Lender has executed such documentation as the Custodian shall reasonably require.
8.7    Further Assurances. At the Borrower’s cost and expense, execute and deliver such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by the Agent or any Lender to enable the issuance of the Letters of Credit, to perfect and maintain the validity and priority of the Liens granted pursuant to the Collateral Documents, to protect, exercise and/or enforce the Agent’s and the Lenders’ rights and interests under any Credit Document and/or to give effect to the terms and provisions of any Credit Document.
8.8    Use of Letters of Credit. Letters of Credit shall only be issued for Permitted Uses.
8.9    Anti-Corruption and Sanctions Laws. The Borrower (a) shall maintain in effect and enforce policies and procedures regarding compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, and agents with applicable Anti-Terrorism, Anti-Corruption Laws and applicable Sanctions laws and (b) shall not use any part of the proceeds of the Letters of Credit, directly or, to its knowledge (after due inquiry), indirectly, for any conduct that would cause the representations and warranties in Sections 7.11, 7.12 and 7.13 to be untrue as if made on the date any such conduct occurs.
SECTION 9    EFFECTIVENESS; CONDITIONS OF ISSUANCE, ETC.
9.1    Effectiveness. The obligation of each Lender to issue Letters of Credit shall become effective, and the Lenders authorize the Agent to issue Letters of Credit in accordance with Section 2.1, on the date (the “Effective Date”; references in this Agreement to events or conditions as of the Effective Date are, unless otherwise specified, as of the Effective Date substantially concurrently with the consummation of each of the transactions contemplated hereby) on which the Agent shall have received all of the following, each duly executed and dated a date satisfactory to the Agent, and each in form and substance satisfactory to the Agent:
(a)    Reimbursement Agreement. Counterparts of this Agreement executed by the Borrower and each Lender.
(b)    [Reserved].
(c)    Liens on Collateral. Evidence that all filings necessary to perfect the Agent’s Lien on the Collateral have been duly made and that the Agent has a perfected security interest in the Collateral (including the receipt by the Agent of an acceptable amendment to the Control Agreement with respect to the Collateral Account).
(d)    UCC Search Results. Certified copies of Uniform Commercial Code and other lien search reports (including a lien search report in Bermuda) dated a date reasonably near to the Effective Date, listing all effective financing statements or registration statements that name the Borrower (under its present name and any previous names) as debtor, together with (a) copies of such financing statements and registration statements and (b) such Uniform Commercial Code termination statements, amendments and releases as the Agent may reasonably request.

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(e)    Resolutions. Certified copies of resolutions of the Governing Body of the Borrower authorizing or ratifying the execution, delivery and performance by such Person of each Credit Document to which it is a party.
(f)    Consents, etc. Certified copies of all documents evidencing any necessary corporate (or other similar) action, and any material third-party consents and governmental approvals (if any) required for the execution, delivery and performance (including the intended use of the Letters of Credit) by the Borrower of the documents referred to in this Section 9.
(g)    Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary of the Borrower as of the Effective Date certifying the names of the officer or officers of such entity authorized to sign the Credit Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).
(h)    Organization Documents; Good Standing. Each of the following documents:
(i)    the articles or certificate of formation (or similar charter document) and the bylaws or operating agreement (or similar governing documents) of the Borrower as in effect on the Effective Date, certified by the Secretary or an Assistant Secretary or a similar officer of the Borrower as of the Effective Date; and
(ii)    a good standing certificate or certificate of status for the Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its jurisdiction of formation.
(i)    FAL Requirements. Confirmation from Lloyd’s that the Managing Agent has submitted all necessary documents regarding its plan to provide Funds at Lloyd’s.
(j)    Confirmatory Certificate. A certificate of a Responsible Officer of the Borrower as of the Effective Date certifying as to (i) the matters set forth in Sections 9.1(f), 9.1(o) and 9.1(p), and (ii) there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that would reasonably be expected to have a Material Adverse Effect.
(k)    Compliance Certificate. A pro forma Compliance Certificate.
(l)    Opinion Letters. Opinions letters of (i) Conyers Dill & Pearman and (ii) Willkie Farr & Gallagher LLP, in each case, addressed to the Lenders and the Agent.
(m)    Patriot Act. Each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
(n)    Fees and Expenses. All amounts that are then due and payable pursuant to Section 3 and Section 12.4.

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(o)    Representations and Warranties. The representations and warranties of the Borrower set forth in this Agreement and the other Credit Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent relating solely to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date).
(p)    No Default. No Default, Event of Default, Full Collateralization Event or Partial Collateralization Event shall exist before or after giving effect to the issuance of the Letters of Credit, unless with respect to Partial Collateralization Events, Eligible Collateral with a Collateral Value at least equal to the Required Collateral Account has been deposited into the Collateral Account.
(q)    Beneficial Ownership Certification. At least five days prior to the Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver a Beneficial Ownership Certification to the Agent and each Lender.
(r)    Other. Such other documents as the Agent or any Lender may reasonably request.
SECTION 10    EVENTS OF DEFAULT AND THEIR EFFECT.
10.1    Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
(a)    The failure by the Borrower to reimburse or pay any drawing at the date and time set forth in Section 2.2; or
(b)    The failure by the Borrower to pay any Fee or other amount when due under or in connection with any Credit Document within five Business Days after receipt of an invoice therefor; or
(c)    Any representation, warranty, certification or statement made or furnished by the Borrower under or in connection with any Credit Document to which it is a party or as an inducement to the Lenders to issue the Letters of Credit for its account shall be false, incorrect or misleading in any material respect when made; or
(d)    The Borrower’s failure to perform or observe any term, covenant or agreement contained in any Credit Document to which it is a party (other than those referred to in subsections (a), (b), (c) and (i) of this Section 10), and with respect to any such failure or breach that by its nature can be cured, such failure or breach shall continue or remain unremedied for 30 days after the earlier of (i) the date on which a Responsible Officer of the Borrower acquires knowledge thereof and (ii) the date on which notice thereof is delivered by any Lender or the Agent to the Borrower; or
(e)    The Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law; or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator,

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rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower, as the case may be, and the appointment continues undischarged, undismissed or unstayed for 60 days; or any proceeding under any Debtor Relief Law relating to the Borrower or to all or any material part of its property is instituted without the consent of the Borrower, as the case may be, and continues undischarged, undismissed or unstayed for 60 days; or an order for relief is entered in any such proceeding; or
(f)    the Borrower shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
(g)    There shall occur in one or a series of transactions: (i) the sale, assignment or transfer of all or substantially all of the assets of the Borrower; (ii) a merger or consolidation of the Borrower without the prior written consent of the Lenders, except that the Borrower may merge or consolidate with any Person so long as the Borrower is the surviving entity; or (iii) the dissolution of the Borrower; or
(h)    Any provision of any Credit Document shall for any reason cease to be valid and binding or enforceable; or the Borrower shall deny or disaffirm in writing the enforceability of any provision of any Credit Document; or
(i)    The Borrower shall fail to maintain at any time Eligible Collateral in which the Agent shall have a perfected first priority security interest (subject to Permitted Liens) of the type and having a Collateral Value of not less than the Required Collateral Amount and such failure shall continue or remain unremedied for more than the period set forth in Section 4.1; or
(j)    Following a Full Collateralization Event or Partial Collateralization Event (i) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to give the Agent for the benefit of the Secured Parties a valid and perfected security interest in the Collateral of the Borrower purported to be created thereby; or (ii) the Agent shall cease for any reason to hold a perfected first priority security interest in the Collateral of the Borrower (subject to Permitted Liens); or the Borrower shall deny or disaffirm in writing the enforceability of any Collateral Document.
10.2    Effect of Event of Default. If any Event of Default described in Sections 10.1(e) or 10.1(f) shall occur, the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Event of Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. In addition to the foregoing, following the occurrence of an Event of Default, so long as any Letter of Credit has not been fully drawn and has not been canceled or expired by its terms, the Borrower shall deposit Collateral to the extent and as otherwise required by Section 4.1. Without limiting the foregoing provisions of this Section 10.2, if an Event of Default exists, the Agent may

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exercise all rights and remedies available upon an Event of Default pursuant to any Collateral Document, any other Credit Document and Applicable Law.
10.3    Application of Funds. After the exercise of remedies provided for in this Section 10, any amounts received on account of the Obligations shall be applied by the Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than Reimbursement Obligations and interest, but including legal expenses payable under Section 12.4 and amounts payable under Section 5) payable to the Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting Fees, indemnities and other amounts (other than Reimbursement Obligations and interest) payable to the Lenders (including legal expenses payable under Section 12.4 and amounts payable under Section 5), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting unpaid Reimbursement Obligations, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on Reimbursement Obligations, ratably among the holders of such Obligations in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Agent and the Lenders on such date; and
Last, the balance, if any, after all of the Obligations have been paid in full and there are no Letters of Credit outstanding, to the Borrower or as otherwise required by Applicable Law.
SECTION 11    THE AGENT.
11.1    Appointment and Authorization of Agent. Each Lender hereby appoints ING Bank N.V., London Branch, as agent and hereby authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Agent is not acting as a fiduciary of any Lender in respect of the Credit Documents, the Borrower or otherwise, and nothing herein or in any of the other Credit Documents shall result in any duties or obligations on the Agent or any Lender except as expressly set forth herein.
11.2    Consultation with Experts. The Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or

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omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
11.3    Liability of Agent; Credit Decision. No Agent-Related Person shall be liable for any action taken or not taken by it in connection with the Credit Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. No Agent-Related Person shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or the issuance of any Letter of Credit; (ii) the performance or observance of any of the covenants or agreements of the Borrower contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Section 9, except receipt of items required to be delivered to Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Credit Document or of any other documents or writing furnished in connection with any Credit Document or any of the Collateral; and the Agent does not make any representation of any kind or character with respect to any such matter mentioned in this sentence. The Agent may execute any of its duties under any of the Credit Documents by or through employees, agents, and attorneys in fact and shall not be answerable to any Lender, the Borrower or any other Person for the default or misconduct of any such agents or attorneys in fact selected with reasonable care. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Agent shall not have any responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Credit Documents. The Agent may treat the payee of any obligation owing under a Credit Document as the holder thereof until notice of transfer shall have been filed with the Agent signed by such payee in form satisfactory to the Agent. Each Lender acknowledges that it has independently and without reliance on the Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Credit Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and no Agent shall have any liability to any Lender with respect thereto.
11.4    Enforcement Actions. If the Agent receives from the Borrower or any Lender a notice of an Event of Default, the Agent shall promptly give each Lender notice thereof. The obligations of the Agent under the Credit Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Section 10.2. Upon the occurrence and during the continuance of an Event of Default, the Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of the Lenders. In no event, however, shall the Agent be required to take any action in violation of Applicable Law or of any provision of any Credit Document, and the Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it first receives any further assurances of its indemnification from

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the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall be entitled to assume that no Default, Event of Default, Full Collateralization Event or Partial Collateralization Event exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Credit Documents do not require the Agent to take specific action, the Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Credit Documents, shall be binding upon all the Lenders and other holders of obligations under or supported by the Credit Documents.
11.5    Agent and Its Affiliates. The Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Agent under the Credit Documents.
11.6    Indemnity. The Lenders shall ratably, in accordance with their respective Applicable Percentages, indemnify and hold the Agent-Related Persons harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive the termination of this Agreement. The Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Agent by any Lender arising outside of this Agreement and the other Credit Documents.
11.7    Resignation of the Agent and Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation of the Agent, the Required Lenders shall have the right to appoint a successor Agent; provided that in no event shall any such successor be a Defaulting Lender. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which may be any Lender hereunder that is willing to serve as the Agent or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of its appointment as the Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent under the Credit Documents, and the retiring Agent shall be discharged from its duties and obligations as Agent thereunder. After any retiring Agent’s resignation hereunder, the provisions of this Section 11 and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent, but no successor Agent shall in any event be liable or

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responsible for any actions of its predecessor. If the Agent resigns and no successor is appointed within 45 days, the rights and obligations of the Agent shall be automatically assumed by the Required Lenders and (i) the Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) such Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.
11.8    Authorization to Release, Subordinate or Limit Liens. The Agent is hereby irrevocably authorized by each Lender to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Credit Documents and (b) release Liens on the Collateral following termination or expiration of all Letters of Credit and payment in full in cash of all outstanding Obligations of the Borrower under the Credit Documents.
11.9    Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement and the other Credit Documents to any of its Affiliates; provided that the Agent may only delegate to an Affiliate which is approved by Lloyd’s to act as a letter of credit agent. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Section 12.
11.10    Reports. Upon the occurrence of a Full Collateralization Event or a Partial Collateralization Event, the Agent shall provide the Lenders with a monthly report regarding the Collateral Value in form and substance similar to the report provided under the Existing Agreement. The Agent shall advise the Lenders of its quarterly calculation of the Letter of Credit Fees.
11.11    Existing Security Agreement. The parties hereto hereby agree that all references to the “Collateral Agent” in the Existing Security Agreement shall be deemed to be references to ING Bank N.V., London Branch, as Agent, for the benefit of the Secured Parties, and Citibank Europe PLC hereby assigns to ING Bank N.A., London Branch all of its right, title and interest in its capacity as collateral agent under the Existing Security Agreement.
SECTION 12    GENERAL.
12.1    Waiver; Amendments. No delay on the part of the Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall be effective unless the same shall be in writing and signed and delivered by Lenders having an aggregate Applicable Percentage of not less than the aggregate Applicable Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders and, in the case of an amendment or other modification, the Borrower and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (i) extend the scheduled expiry date of any Letter of Credit or extend the date for payment of any Reimbursement

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Obligation or any interest or fees payable hereunder, (ii) reduce any Reimbursement Obligation, the rate of interest thereon or any fees payable hereunder, (iii) release all or substantially all of the Collateral, (iv) amend this Section 12.1 or (v) reduce the aggregate Applicable Percentage required to effect an amendment, modification, waiver or consent or change the definition of “Required Lenders” without, in the case of each of clauses (i) through (v) above, the consent of each Lender directly affected thereby. No provision of Section 11 or other provision of this Agreement or any other Credit Document affecting the Agent in its capacity as such or relating to the rights or duties of the Agent in its capacity as such shall be amended, modified or waived without the consent of the Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder except the Applicable Percentage of any Defaulting Lender may not be increased or extended without the consent of such Lender and any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
12.2    Confirmations. The Borrower and each Lender agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the outstanding Reimbursement Obligations payable by the Borrower to such Lender.
12.3    Notices. Except as otherwise specified herein, all notices hereunder and under the other Credit Documents shall be in writing and shall be given to the relevant party at its address or email address set forth on Schedule 12.3, or such other address or email address as such party may hereafter specify by notice to the Agent and the Borrower given by nationally recognized overnight courier, by United States certified or registered mail, first class postage prepaid, by email or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Credit Documents to any Lender or Agent shall be addressed to its address or email address set forth set forth on Schedule 12.3.
Each such notice, request or other communication shall be effective (i) if given by mail, five days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid, (ii) if given by email, upon the sender’s receipt of acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 2 hereof shall be effective only upon receipt.
12.4    Costs and Expenses; Indemnification. The Borrower agrees to pay all reasonable and documented costs and expenses of the Agent in connection with the preparation and execution of the Credit Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Agent in connection with collateral filing fees and lien searches, and the Borrower agrees to pay to the Agent and each Lender, all costs and expenses incurred or paid by the Agent, such Lender or such holder, including reasonable and documented attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Credit Documents (including all such costs and expenses incurred in

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connection with any proceeding under any Debtor Relief Laws involving the Borrower as a debtor thereunder). The Borrower further agrees to indemnify the Agent and each Lender and their respective directors, officers, employees, agents, financial advisors, and consultants (each such Person, an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all reasonable and documented fees and disbursements of counsel for any such Indemnitee and all reasonable and documented expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Credit Document or any of the transactions contemplated thereby, or the direct or indirect application or proposed application of the proceeds of any Letter of Credit, other than those which arise from (i) the gross negligence or willful misconduct of the party claiming indemnification or any of its directors, officers, employees, agents or other representatives, (ii) a claim brought by the Borrower against an Indemnitee for breach in bad faith of the obligations of such Indemnitee or of any of its Affiliates hereunder or under any other Credit Document or (iii) any dispute solely between or among Indemnitees other than any claims arising out of any act or omission on the part of the Borrower. The Borrower, upon demand by the Agent or any Lender at any time, shall reimburse the Agent or such Lender for any reasonable and documented legal or other expenses (including all reasonable and documented fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except to the extent such expenses are directly due to (i) the gross negligence or willful misconduct of the party seeking reimbursement or any of its directors, officers, employees, agents or other representatives, (ii) a claim brought by the Borrower against an Indemnitee for breach in bad faith of the obligations of such Indemnitee or of any of its Affiliates hereunder or under any other Credit Document or (iii) any dispute solely between or among Indemnitees other than any claims arising out of any act or omission on the part of the Borrower. To the extent permitted by Applicable Law, the Borrower agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Credit Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Letter of Credit or the use of the proceeds thereof. The obligations of the Borrower under this Section shall survive the termination of this Agreement.
12.5    Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
12.6    Assignments; Participations.
(a)    Assignments. Any Lender may at any time assign and delegate to one or more Eligible Assignees (any Person to whom such an assignment and delegation is to be made, an “Assignee”), all or any fraction of such Lender’s Letter of Credit Obligations; provided that the Borrower and the Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

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(i)    the Assignee shall have complied with the requirements set forth in Section 5.4, if applicable;
(ii)    the aggregate amount of the Letter of Credit Obligations being assigned are not less than $50,000,000 or, if less, 100% of such Lender’s Letter of Credit Obligations and such assignment shall be pro rata among all of such Lender’s Letter of Credit Obligations.
(iii)    five Business Days (or such lesser period of time as the Agent and the assigning Lender shall agree) shall have passed after notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Borrower and the Agent by such assigning Lender and the Assignee;
(iv)    five Business Days (or such lesser period of time as the Agent shall agree) shall have passed after the Assignee shall have provided the Agent with all “know your client” information the Agent may have requested and the Agent shall have consented to such Assignee;
(v)    the assigning Lender and the Assignee shall have executed and delivered to the Borrower and the Agent an assignment agreement substantially in the form of Exhibit B (an “Assignment Agreement”), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Agent (such consent not to be unreasonably withheld) and, if required pursuant to the definition of “Eligible Assignee”, the Borrower; and
(vi)    in the case of an assignment to an Eligible Assignee other than an Affiliate of the assigning Lender, the assigning Lender or the Assignee shall have paid the Agent a processing fee of $3,500.
From and after the date on which the conditions described above have been met, (1) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (2) the assigning Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder (and, in the case of an assignment of all of its Letter of Credit Obligations, shall cease to be a Lender (but shall continue to have all rights and obligations under provisions hereof which by their terms survive the termination hereof)) and the Agent shall amend any outstanding Letters of Credit to reflect the Applicable Percentages of such Assignee and Assignor.
The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the office of the Agent a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all

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purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
Notwithstanding the foregoing provisions of this Section 12.6 or any other provision of this Agreement, any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank or other central bank; provided, however, that no such assignment to a Federal Reserve Bank or other central bank shall release the transferor Lender from its obligations hereunder or under the Letters of Credit.
(b)    Participations. Any Lender may at any time sell to one or more Eligible Assignees participating interests in any Letter of Credit Obligation owing to such Lender, the direct or participation interest of such Lender in any Letter of Credit or any other interest of such Lender hereunder (any Person purchasing any such participating interest being herein called a “Participant”); provided that (i) any Lender selling any such participating interest shall give notice thereof to the Borrower, (ii) such Lender shall remain the holder of its Letter of Credit Obligations, (iii) the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, (iv) all amounts payable by the Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender and (v) no Participant shall have any direct or indirect voting or consent rights hereunder. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement that such Lender enters into with any Participant. The Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 5.3. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 5.4 and Section 6 as if it were a Lender (provided that no Participant shall receive any greater amount pursuant to Section 5.4 or Section 6 than would have been paid to the participating Lender if no participation had been sold). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Letter of Credit Obligations or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall not have any responsibility for maintaining a Participant Register.

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(c)    Prohibited Assignments and Participations. Notwithstanding any other provision of this Agreement, no Lender may assign, or sell a participation in, any of its rights or obligations hereunder to the Borrower, or any Affiliate thereof.
(d)    Invalid Transfers. Any purported assignment or participation that is not in accordance with Section 12.6 shall be null and void.
12.7    Replacement of Lenders. If (a) any Lender requests compensation under Section 6.1, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.4, (c) any single Lender does not consent to an amendment or waiver that, pursuant to section 12.1 requires the consent of each Lender and the Required Lenders have consented to such amendment or waiver, and (d) any Lender ceases to be a Lloyd’s Approved Bank, or (d) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)     the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.6(a)(vi);
(ii) such Lender shall have received (x) payment of an amount equal to the outstanding Reimbursement Obligations, accrued interest thereon, accrued Fees and all other amounts payable to it hereunder and under the other Credit Documents from the assignee (to the extent of such outstanding Reimbursement Obligations and accrued interest and Fees) or the Borrower (in the case of all other amounts) and (y) evidence satisfactory to such Lender that it has been released from all liability under the Letters of Credit;
(iii) in the case of any such assignment resulting from a claim for compensation under Section 6.1 or payments required to be made pursuant to Section 5.4, such assignment will result in a reduction in such compensation or payments thereafter; and
(iv) such assignment does not conflict with Applicable Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

12.8    Governing Law. This Agreement and the other Credit Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

Renaissance Reinsurance
Reimbursement Agreement

12.9    Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Borrower and rights of the Agent and the Lenders expressed herein or in any other Credit Document shall be in addition to and not in limitation of those provided by Applicable Law.
12.10    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Delivery of a counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed original counterpart thereof.
12.11    Successors and Assigns. This Agreement shall be binding upon the Borrower, the Lenders and the Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Lenders and the Agent and the successors and assigns of the Lenders and the Agent, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.
12.12    Obligations Several. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by any Lender pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.
12.13    Confidentiality. Each Lender and the Agent agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (a) to its Affiliates and to other Lenders and their respective Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to legal counsel, accountants, and other professional advisors to such Lender, (c) to regulatory officials, (d) to any Person as requested pursuant to or as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which such Lender is a party, (f) subject to an agreement containing provisions substantially the same as this Section 12.13 to (i) such Lender’s direct or indirect, actual or prospective, contractual counterparties in swap, derivative or securitization agreements relating to the Borrower and its obligations, or to legal counsel, accountants and other professional advisors to such counterparties, or any credit insurance provider relating to the Borrower and its obligations, and (ii) any Person who becomes or might become a successor Agent pursuant to Section 11.7 or  a Participant or Assignee, pursuant to Section 12.6, or (g) to any Federal Reserve Bank or central bank granted a security interest in a Lender’s rights hereunder.
12.14    USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

Renaissance Reinsurance
Reimbursement Agreement

12.15    Forum Selection; Consent to Jurisdiction; Service of Process.
(a)    Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Agent, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or its properties in the courts of any jurisdiction.
(b)    Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in clause (a) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Service of Process. THE BORROWER IRREVOCABLY APPOINTS AND CONSENTS TO SERVICE OF PROCESS BEING MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT THE ADDRESS OF ITS AGENT FOR SERVICE OF PROCESS, RENAISSANCE REINSURANCE U.S. INC., 140 BROADWAY, SUITE 4200, NEW YORK, NEW YORK 10005, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR FIVE DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. IN ADDITION, EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.3. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
12.16     Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT

Renaissance Reinsurance
Reimbursement Agreement

DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
12.17    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent or any Lender in such currency, the Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).
12.18    Effect of Restatement. This Agreement amends and restates and supersedes and replaces the Existing Agreement. The parties hereto acknowledge and agree that (a) this Agreement and the other Credit Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the obligations under the Existing Agreement or the other Credit Documents as in effect prior to the date hereof; (b) such obligations are in all respects are continuing (as amended and restated and superseded and replaced hereby) with only the terms being modified as provided in this Agreement and in the Credit Documents; and (c) upon the effectiveness of this Agreement all letters of credit outstanding under the Existing Agreement immediately before the effectiveness of this Agreement will be Letters of Credit hereunder on the terms and conditions set forth in this Agreement. Notwithstanding the foregoing, to the extent that any claim, right or benefit arising thereunder or resulting therefrom is not capable of being amended and restated without the approval, consent or waiver of any Person, or if this amendment and restatement would be invalid, or would destroy, terminate or eliminate (or permit any other Person to destroy, terminate or eliminate) any interest related thereto, or would constitute a breach of any Credit Document or a violation of any law or contract or create any liability or claim on the part of

Renaissance Reinsurance
Reimbursement Agreement

the Borrower to any other Person (any such occurrence, an “Impairment”), then any provision of this Agreement or any Credit Documents to the contrary notwithstanding, the parties agree that any such provision or provisions shall, at the option of the Borrower and the Agent, continue or be reinstated to the limited extent necessary to eliminate such Impairment.
12.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

1.
the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

2.	the effects of any Bail-in Action on any such liability, including, if applicable:

1.	a reduction in full or in part or cancellation of any such liability;

2.
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

3.	the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Renaissance Reinsurance
Reimbursement Agreement

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

RENAISSANCE REINSURANCE LTD.

By: /s/ Robert Qutub
Name: Robert Qutub
Title: Chief Financial Officer & Executive Vice President

Signature Page to Renaissance Reinsurance Reimbursement Agreement

ING BANK N.V., LONDON BRANCH., as Agent and a Lender

By: /s/ Olive Yu
Name: Olive Yu
Title: Director

By: /s/ Alan Prosser
Name: Alan Prosser
Title: Vice President

By: /s/ James Thompson
Name: James Thompson
Title: Authorised Signatory

By: /s/ Ibironke Sofowora
Name: Ibironke Sofowora
Title: Authorised Signatory

Signature Page to Renaissance Reinsurance Reimbursement Agreement

BANK OF MONTREAL, LONDON BRANCH, as Lender

By: /s/ Tom Woolgar
Name: Tom Woolgar
Title: Managing Director, Corporate Banking

By: /s/ Scott Matthews
Name: Scott Matthews
Title: Managing Director, CFO, EMEA
BMO Financial Group

Signature Page to Renaissance Reinsurance Reimbursement Agreement

CITIBANK EUROPE PLC., as a Lender

By: /s/ Niall Tuckey
Name: Niall Tuckey
Title: Director

Signature Page to Renaissance Reinsurance Reimbursement Agreement

SCHEDULE 1.1
ELIGIBLE COLLATERAL AND ADVANCE RATES

Type of Security	Advance Rate

Cash (denominated in U.S. Dollars) or Wells Fargo CDs and savings accounts	100%
U.S. government Bills, Notes, and U.S. Government Sponsored Agency Securities
Maturity 2 years or less	95%
Maturity 5 years or less	90%
Maturity 10 years or less	85%
Maturity greater than 10 years	80%
Foreign Government Securities (AA-/Aa3 or better)
Maturity 2 years or less	95%
Maturity 5 years or less	90%
Maturity 10 years or less	85%
Maturity greater than 10 years	80%
High Grade Corporate/Municipal Securities (AAA/Aaa to AA-/Aa3, SP-1)
Maturity 5 years or less	90%
Maturity 10 years or less Maturity greater than 10 years	85% 80%

Sch. 2.1 - 1
Renaissance Reinsurance
Reimbursement Agreement

SCHEDULE 2.1
LENDERS AND APPLICABLE PERCENTAGES

LENDERS	APPLICABLE PERCENTAGE
Bank of Montreal, London Branch	33.333333330%
Citibank Europe plc	33.333333330%
ING Bank, N.V., London Branch	33.333333330%
Total	100.000000000%

Sch. 2.1 - 2
Renaissance Reinsurance
Reimbursement Agreement

SCHEDULE 12.3.
ADDRESSES FOR NOTICES

ING Bank, N.V., London Branch
8-10 Moorgate
London EC2R 6DA
United Kingdom
Attn: Olive Yu
Telephone:    44-20-7767-5910
Facsimile:
Email:        olive.yu@ing.com

Bank of Montreal
18th Floor West
115 S. LaSalle
Chicago, IL 60603
Attn: Debra Basler
Telephone:     (312) 461-3134
Facsimile:    (312) 293-4948
email:          debra.basler@bmo.com

Citibank Europe plc
Insurance Letter of Credit Department
2nd Floor
North Wall Quay
Dublin 1, Republic of Ireland
Attn: Niall Tuckey
Telephone:    353 1 6227430
Facsimile:
Email:        niall.tuckey@citi.com

Renaissance Reinsurance Ltd.
Renaissance House
12 Crow Lane
Pembroke HM19 Bermuda
Attn: Matthew Neuber
Telephone:    (441) 239-5089
Facsimile:     (441) 292-9453
Email:         mwn@renre.com

Sch. 12.3 - 1
Renaissance Reinsurance
Reimbursement Agreement

Exhibit A
Form of Compliance Certificate
COMPLIANCE CERTIFICATE
______ __, 20___
ING Bank, N.V., London Branch
8-10 Moorgate
London EC2R 6DA
United Kingdom
Attn: Olive Yu

Ladies and Gentlemen:
Please refer to the Amended and Restated Letter of Credit Reimbursement Agreement dated as of November 7, 2019 among Renaissance Reinsurance Ltd. (the “Borrower”), the lenders party thereto, and ING Bank N.V., London Branch, as agent (as amended, restated, supplemented or otherwise modified from time to time, the “L/C Agreement”)
(a)    Financial Report. Pursuant to Section 8.1 of the L/C Agreement, [[(i)] enclosed herewith is a copy of the [annual audited financial statements] [quarterly financial statements] of the Borrower and its Subsidiaries as of ______ __, 20___ (the “Computation Date”), which fairly presents in all material respects in accordance with GAAP [(subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated)] the consolidated financial position of the Borrower and its Subsidiaries as of the Computation Date] [and] [[(ii)] enclosed herewith is a copy of the [annual audited financial statements] [quarterly financial statements] of the Parent and its Subsidiaries as of the Computation Date, which fairly presents in all material respects in accordance with GAAP [(subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated)] the consolidated financial position of the Parent and its Subsidiaries as of the Computation Date].
(b)    Default and Collateralization Events. As of the date hereof, the undersigned, a Responsible Officer of the Borrower, has not become aware of any Default, Event of Default, Partial Collateralization Event or Full Collateralization Event that has occurred and is continuing[, except as described below].
(c)    Borrower Required Net Worth. The Borrower Net Worth as of the Computation Date was: $[____], and attached hereto as Schedule 1 is a calculation of the Borrower Net Worth. As of the date hereof, the Borrower Required Net Worth is $[____].

(d)    Parent Required Net Worth. The Parent Net Worth as of the Computation Date was: $[____], and attached hereto as Schedule 2 is a calculation of the Parent Net Worth. As of the date hereof, the Parent Required Net Worth is $[____].
(e)    Debt to Capital Ratio. The Parent’s Debt to Capital Ratio as of the Computation Date is [___]. The required Debt to Capital Ratio is 0.35:1.00.
(f)    Primary FAL. The amount of Primary FAL maintained in the Corporate Member is $[_____].

IN WITNESS WHEREOF, the Borrower has caused this Certificate to be duly executed and delivered by its authorized officer as of the date first above written.
RENAISSANCE REINSURANCE LTD.

By:
Name:
Title:

Schedule 1
Calculation of Borrower Net Worth

Schedule 2
Calculation of Parent Net Worth

Exhibit B
Form of Assignment Agreement
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the L/C Agreement identified below (as amended, the “L/C Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the L/C Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the L/C Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the L/C Agreement, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the L/C Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.    Assignor[s]:        ________________________________

______________________________

2.	Assignee[s]: ______________________________

______________________________

3.	Borrower(s): Renaissance Reinsurance Ltd.

4.	Agent: ING Bank N.V., as Agent under the L/C Agreement

5.
L/C Agreement:    Amended and Restated Letter of Credit Reimbursement Agreement dated as of November 7, 2019 among Renaissance Reinsurance Ltd., the lenders party thereto, and ING Bank N.V., London Branch, as agent

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Amount of Letter of Credit Obligations for all Lenders	Amount of Letter of Credit Obligations Assigned[8]	Percentage Assigned of Letter of Credit Obligations
		$	$	%
		$	$	%
		$	$	%

[7.    Trade Date:        ______________]

[Page break]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:______________________________
Title:

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:______________________________
Title:

[NAME OF ASSIGNEE]

By:______________________________
Title:

[Consented to and] Accepted:

ING BANK N.V., LONDON BRANCH, as
Agent

By: _________________________________
Title:

[Consented to:]

RENAISSANCE REINSURANCE LTD.

By: ________________________________
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the L/C Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the L/C Agreement, (ii) it meets all the requirements to be an assignee under Section 12.6 of the L/C Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the L/C Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the L/C Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the L/C Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit C-1
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Letter of Credit Reimbursement Agreement dated as of November 7, 2019 among Renaissance Reinsurance Ltd., the lenders party thereto, and ING Bank N.V., London Branch, as agent (as amended, restated, supplemented or otherwise modified from time to time, the “L/C Agreement”).
Pursuant to the provisions of Section 5.4 of the L/C Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Obligations in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the IRC, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the IRC.
The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the L/C Agreement and used herein shall have the meanings given to them in the L/C Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit C-2
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Letter of Credit Reimbursement Agreement dated as of November 7, 2019 among Renaissance Reinsurance Ltd., the lenders party thereto, and ING Bank N.V., London Branch, as agent (as amended, restated, supplemented or otherwise modified from time to time, the “L/C Agreement”).
Pursuant to the provisions of Section 5.4 of the L/C Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the IRC, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the IRC.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS From W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the L/C Agreement and used herein shall have the meanings given to them in the L/C Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit C-3
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Letter of Credit Reimbursement Agreement dated as of November 7, 2019 among Renaissance Reinsurance Ltd., the lenders party thereto, and ING Bank N.V., London Branch, as agent (as amended, restated, supplemented or otherwise modified from time to time, the “L/C Agreement”).
Pursuant to the provisions of Section 5.4 of the L/C Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the IRC, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the IRC.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN- E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the L/C Agreement and used herein shall have the meanings given to them in the L/C Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit C-4
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Letter of Credit Reimbursement Agreement dated as of November 7, 2019 among Renaissance Reinsurance Ltd., the lenders party thereto, and ING Bank N.V., London Branch, as agent (as amended, restated, supplemented or otherwise modified from time to time, the “L/C Agreement”).
Pursuant to the provisions of Section 5.4 of the L/C Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Obligations in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Obligations, (iii) with respect to the extension of credit pursuant to the L/C Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the IRC, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the IRC.
The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS From W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the L/C Agreement and used herein shall have the meanings given to them in the L/C Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit D
Form of Security Agreement
[Attached]

Execution Version

PLEDGE AND SECURITY AGREEMENT
THIS PLEDGE AND SECURITY AGREEMENT, dated as of November 23, 2015 (this “Agreement”), is made by RENAISSANCE REINSURANCE LTD. (the “Pledgor”), in favor of CITIBANK EUROPE PLC, as Collateral Agent (the “Collateral Agent”) for the benefit of the Secured Parties. Capitalized terms used herein without definition shall have the meanings given to them in the L/C Agreement referred to below.
RECITALS
A.    The Pledgor, various lenders, Bank of Montreal, as Documentation Agent, ING Bank N.V., London Branch, as Letter of Credit Agent and the Collateral Agent are parties to a Letter of Credit Reimbursement Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time, the “L/C Agreement”), pursuant to which the Lenders will issue Letters of Credit for the account of the Pledgor.
B.    As a condition to the issuance of Letters of Credit under the L/C Agreement, the Pledgor is required to execute and deliver this Agreement to secure the payment in full of the Obligations under the L/C Agreement and the other Credit Documents. The Lenders are relying on this Agreement and would not enter into the L/C Agreement without the execution and delivery of this Agreement by the Pledgor.
STATEMENT OF AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to induce the Lenders and the Agents to enter into the L/C Agreement, the Pledgor hereby agrees as follows:
1.Pledge and Grant of Security Interest. The Pledgor hereby pledges, assigns, grants and delivers to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and a Lien on all of the Pledgor’s right, title and interest in and to the following (collectively, the “Collateral”):
(i)    The custodial accounts listed on Annex A hereto (as the same may be renamed or renumbered) established under a Second Amended and Restated Custody Agreement dated as of September 30, 2009 between The Bank of New York Mellon, as custodian (together with its successors and assigns, the “Custodian”), and the Pledgor (as amended, modified or supplemented form time to time, the “Custodial Agreement”), each of which custodial accounts is for and in the name of the Pledgor (such accounts, together with any successor or replacement accounts, the “Account”);
(ii)    all securities, money, instruments and other assets now or at any time hereafter held or contained in or credited to the Account, including without limitation all bonds, debentures, stock and other securities (whether certificated or uncertificated, whether in registered, bearer or book-entry form), security entitlements, financial assets, securities accounts and other investment property and all promissory notes, negotiable instruments, certificates of deposit, deposit accounts, financial assets, cash and cash equivalents, together with all rights to receive interest, income, dividends, distributions, returns of capital and other amounts (whether in cash, securities, property, or a combination thereof), and all additional stock, warrants, options, securities, interests and other property, from time to time paid or payable or distributed or distributable in respect of any of the foregoing (but subject to the provisions of Section 5); all additions, replacements, substitutions and exchanges to or for any of the foregoing; and all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing, of whatever kind or character; together with all certificates, instruments and entries upon the books of the Custodian or any other securities intermediaries at any time evidencing any of the foregoing, in each case whether now owned or existing or hereafter acquired or arising (the securities and other assets described in this clause (ii), together with the Account, collectively, the “Pledged Assets”); and
(iii)    any and all proceeds (as defined in the Uniform Commercial Code), including cash proceeds, of or from any and all of the foregoing and, to the extent not otherwise included in the foregoing, (y) all payments under any insurance (whether or not the Collateral Agent is the loss payee thereunder), indemnity, warranty or guaranty with respect to any of the foregoing Collateral and (z) all other amounts from time to time paid or payable under or with respect to any of the foregoing Collateral (collectively, “Proceeds”). For purposes of this Agreement, the term “Proceeds” includes whatever is receivable or received when Collateral or Proceeds are sold, exchanged, redeemed, collected or otherwise disposed of, whether voluntarily or involuntarily.
2.    Security for Obligations. The Collateral secures the full and prompt payment, at any time and from time to time as and when due (whether at the stated maturity, by acceleration or otherwise), of all Obligations owed by the Pledgor under the L/C Agreement, this Agreement (including all reasonable fees, costs and expenses payable by the Pledgor under Section 10) and the other Credit Documents.
3.    Representations and Warranties. The Pledgor represents and warrants as follows:
(a)    Listed on Annex A are the account numbers and other identifying information for the Account.
(b)    The Pledgor owns the Account established in its name as set forth herein, and all other Collateral purported to be pledged by it hereunder, in each case free and clear of any Liens except for the security interest granted to the Collateral Agent pursuant to this Agreement and except for Permitted Liens. No property in which an Affiliate of the Pledgor has an interest or claim has been or will be deposited in the Account. No effective security agreement, financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any government or public office, and the Pledgor has not filed or consented to the filing of any such statement or notice, except (i) the Uniform Commercial Code financing statements or similar registrations in Bermuda naming the Collateral Agent as secured party and (ii) the security agreement, control agreement, financing statements and Bermuda registrations relating to the Existing Credit Agreement.

(c)    With respect to the Account and the Pledged Assets and the Proceeds held or contained therein or credited thereto, this Agreement, together with (i) the execution by the Custodian of the Control Agreement, dated as of the date hereof, with respect to the Account among the Custodian, the Pledgor and the Collateral Agent (the “Control Agreement”), and (ii) to the extent the laws of Bermuda are applicable, the registration of the charge created by this Agreement with the Bermuda Registrar of Companies on Form 9 pursuant to Section 55 of the Companies Act 1981, creates, and at all times shall constitute, a valid and perfected security interest in the Collateral owned by the Pledgor in favor of the Collateral Agent, superior and prior to the rights of all other Persons therein (subject to Permitted Liens), and no other or additional filings, registrations, recordings or actions are or shall be necessary or appropriate in order to maintain the perfection and priority of such security interest.
4.    Certain Covenants.
(a)    All securities and other property held or contained in or credited to the Account (other than cash) shall be registered in the name of the Custodian and shall be held in a manner sufficient to create a security entitlement in favor of the Pledgor against the Custodian with respect to such securities or other property. In no event shall any such securities or other property be registered in the name of, payable to, or endorsed in favor of, the Pledgor, except to the extent the same has been specially endorsed in favor of the Custodian or in blank. In the event that the Pledgor desires to include, as part of the Collateral, any property or interest (other than cash) not treated as a “financial asset” within the meaning of Section 8-102(9) of the Uniform Commercial Code or otherwise not constituting a financial asset pursuant to the Control Agreement, the Pledgor will cause such property or interest to be held in or credited to a separate Custodial Account from the other Collateral and shall ensure that such account is added as an “Account” under this Agreement and the Control Agreement. The Pledgor will take all action necessary to ensure that the Account shall not be a “Commingled Account” as such term is used in the Custodial Agreement.
(b)    Pledgor will not (i) change its name, identity or organizational structure, (ii) change its chief executive office from the location thereof listed on Annex A, or (iii) change the jurisdiction of its incorporation or organization from the jurisdiction listed on Annex A (whether by merger or otherwise), unless in each case Pledgor has (1) given twenty (20) days’ prior written notice to the Collateral Agent of its intention to do so, together with information regarding any such new location and such other information in connection with such proposed action as the Collateral Agent may reasonably request, and (2) delivered to the Collateral Agent ten (10) days prior to any such change or removal such documents, opinions, instruments and financing statements or similar registration documents as may be required by the Collateral Agent, all in form and substance satisfactory to the Collateral Agent, paid all necessary filing and recording fees and taxes, and taken all other actions reasonably requested by the Collateral Agent (including, at the request of the Collateral Agent or the Required Lenders), delivery of opinions of counsel reasonably satisfactory to the Collateral Agent to the effect that all such actions have been taken), in order to perfect and maintain the security interest in the Collateral provided for herein in accordance with the provisions of Section 3(b).
(c)    Until the occurrence of all the Termination Requirements (as defined in Section 15 below), Pledgor will not sell, transfer or otherwise dispose of, grant any option with respect to, or mortgage, pledge, grant any Lien with respect to or otherwise encumber any of the Collateral or any interest therein, except for the security interest created in favor of the Collateral Agent hereunder and except as may be otherwise expressly permitted in accordance with the terms of this Agreement, the Control Agreement and the L/C Agreement. No Pledgor will purchase securities on margin using any of the Collateral as collateral.
(d)    In the event the Custodian gives notice of termination of the Control Agreement, the Pledgor shall have the right to appoint a successor Custodian, which shall be a commercial bank or trust company organized under the laws of or licensed to do business in the United States or of any State thereof and having a combined capital and surplus of at least $1,000,000,000, and which appointment shall be subject to the consent of the Collateral Agent and the Required Lenders (which consent shall not be unreasonably withheld); provided that prior to the effective date of such termination (i) the Pledgor shall have entered into a custodial agreement with the successor Custodian in form and substance reasonably satisfactory to the Required Lenders, (ii) the retiring Custodian shall have transferred the financial assets and other property (including cash) contained in the Account to the successor Custodian, and (iii) the successor Custodian and the Pledgor shall have entered into a control agreement with the Collateral Agent satisfying the applicable requirements of Section 8-106 of the Uniform Commercial Code and otherwise in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, and the Pledgor shall have executed and delivered or caused to be delivered all such other documents, opinions and instruments, and taken all such other action, reasonably requested by the Collateral Agent and the Required Lenders in order to perfect the Collateral Agent’s security interest in the affected Collateral. If no successor Custodian shall have been so appointed by the Pledgor, and shall have accepted such appointment, prior to the effective date of termination of the Control Agreement, then the Collateral Agent may, on behalf of the Pledgor, appoint a successor Custodian (which may be a Lender) or may direct the retiring Custodian to transfer the financial assets and other property (including cash) contained in the Account to the Collateral Agent to be held by the Collateral Agent as Collateral.
(e)    The Pledgor agrees that it will, at its own cost and expense, take any and all actions necessary to warrant and defend the right, title and interest of the Collateral Agent and the other Secured Parties in and to the Collateral against the claims and demands of all other Persons.
5.    Voting Rights; and Distributions. So long as no Event of Default shall have occurred and be continuing (or would occur as a result thereof) (i) the Pledgor shall be entitled (as against the Collateral Agent and subject to the terms of any custodial or other agreements with the Custodian) to exercise all its voting and other consensual rights pertaining to the Pledged Assets; provided, however, that the Pledgor will not exercise any such right if such action would be in violation of the Credit Documents, and (ii) all distributions and other amounts payable in cash in respect of the Pledged Assets may, upon certification to the Collateral Agent of compliance with the terms of the Credit Documents, including those regarding collateral coverage, be distributed to the Pledgor, as applicable; provided, however, that upon and during the continuance of an Event of Default, all of the rights of Pledgor in this Section 5 shall automatically cease, and the Collateral Agent shall have the exclusive right to exercise any such rights and to receive and retain any and all distributions and cash as Collateral as provided in this Section 5.

All distributions or other amounts that are received by the Pledgor in violation of the provisions of this Section 5 shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of the Pledgor and shall be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsements). For purposes of the foregoing provisions of this Section 5 and to the extent applicable thereto, the Pledgor hereby waives the requirement of Sections 9-207(c)(2) of the Uniform Commercial Code that the Collateral Agent apply any money or funds received from the Collateral to reduce the Obligations.
6.    Events of Default; Release Events.
(a)    During the continuation of an Event of Default, the Pledgor shall not be permitted to trade any securities in the Account except (i) to meet the requirements of the L/C Agreement with respect to the aggregate Collateral Value of the securities in the Account, (ii) to replace maturing securities with other eligible Collateral and (iii) as otherwise consented to by the Required Lenders.
(b)    At any time prior to the occurrence of an Event of Default, if a Collateral Excess exists, the Pledgor may, with the consent of the Collateral Agent (such consent not to be unreasonably withheld), withdraw excess securities and/or cash from the Account if the Pledgor shall provide to the Collateral Agent a certificate reasonably satisfactory in form and substance to the Collateral Agent showing that, after giving effect to such withdrawal, the Collateral Value of the eligible Collateral remaining in the Account shall at least equal the then Required Collateral Amount. Upon receipt and approval of such certificate by the Collateral Agent, the Collateral Agent shall provide to the Custodian a Release Event Notice (as defined in the Control Agreement) authorizing such release.
(c)    Notwithstanding the occurrence or nonoccurrence of an Event of Default, and except as otherwise permitted under Section 4.2(a) of the L/C Agreement, the Pledgor shall at all times maintain a required Collateral Value of the requisite Eligible Collateral in the Account at least equal to the then Required Collateral Amount.
7.    Remedies. If an Event of Default shall have occurred and be continuing, the Collateral Agent shall be entitled to exercise in respect of the Collateral all of its rights, powers and remedies provided for herein or otherwise available to it under any other Credit Document, by law, in equity or otherwise, including all rights and remedies of a secured party under the Uniform Commercial Code, and shall be entitled in particular, but without limitation of the foregoing, to exercise the following rights (which rights the Pledgor hereby agrees to be commercially reasonable):
(a)    To provide a “Notice of Exclusive Control” under the Control Agreement (and the Collateral Agent agrees that it will not provide a “Notice of Exclusive Control” or otherwise give instructions or directions under the Control Agreement except upon the occurrence of an Event of Default and during the continuation of an Event of Default);
(b)    To notify the parties obligated on any of the Collateral of the security interest in favor of the Collateral Agent created hereby and to direct all such Persons to make payments of all amounts due thereon or thereunder directly to the Collateral Agent or to an account designated by the Collateral Agent; and in such instance and from and after such notice, all amounts and Proceeds (including wire transfers, checks and other instruments) received by the Pledgor in respect of any Collateral shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from the other funds of the Pledgor and shall be forthwith deposited into such account or paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsements or assignments), to be held as Collateral and applied to the Obligations as provided herein;
(c)    To direct the Custodian to transfer to or register in the name of the Collateral Agent or the name of any of its agents or nominees all or any part of the Collateral, and thereafter to do the same, without notice to the Pledgor and with or without disclosing that such Collateral is subject to the security interest created hereunder;
(d)    To exercise all voting, consensual and other rights and powers pertaining to the Pledged Assets (whether or not transferred into the name of the Collateral Agent), at any meeting of shareholders, partners, members or otherwise, and any and all rights of conversion, exchange or subscription and any other rights, privileges or options pertaining to the Pledged Assets as if it were the absolute owner thereof, and in connection therewith, the right to deposit and deliver any and all of the Pledged Assets with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine, and give all consents, waivers and ratifications in respect of the Pledged Assets, all without liability except to account for any property actually received by it, but the Collateral Agent shall have no duty to exercise any such right, privilege or option or give any such consent, waiver or ratification and shall not be responsible for any failure to do so or delay in so doing; and for the foregoing purposes the Pledgor will promptly execute and deliver or cause to be executed and delivered to the Collateral Agent, upon request, all such proxies and other instruments as the Collateral Agent may reasonably request to enable the Collateral Agent to exercise such rights and powers; and in furtherance of the foregoing and without limitation thereof, the Pledgor hereby irrevocably constitutes and appoints the Collateral Agent as its true and lawful proxy and attorney-in-fact, with full power of substitution in the premises, to exercise upon the occurrence and during the continuance of an Event of Default all such voting, consensual and other rights and powers to which any holder of any Pledged Assets would be entitled by virtue of holding the same, which proxy and power of attorney, being coupled with an interest, is irrevocable and shall be effective for so long as this Agreement shall be in effect; and
(e)    To sell, resell, assign and deliver, and to direct the Custodian to sell, resell, assign and deliver, in the sole discretion of the Collateral Agent, all or any of the Collateral, in one or more parcels, on any securities exchange on which any Pledged Assets may be listed, at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, upon credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem satisfactory. If any of such Collateral is sold upon credit or for future delivery, the Collateral Agent shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, the Collateral Agent may resell or direct the resale of such Collateral. In no event shall the Pledgor be credited with any part of the Proceeds of sale of any Collateral until and to the extent cash payment in respect thereof has actually been received by the

Collateral Agent. Each purchaser at any such sale shall hold the property sold absolutely, free from any claim or right of whatsoever kind, including any equity or right of redemption of the Pledgor, and the Pledgor hereby expressly waives all rights of redemption, stay or appraisal, and all rights to require the Collateral Agent to marshal any assets in favor of the Pledgor or any other party or against or in payment of any or all of the Obligations, that it has or may have under any rule of law or statute now existing or hereafter adopted. No demand, presentment, protest, advertisement or notice of any kind (except any notice required by law, as referred to below), all of which are hereby expressly waived by the Pledgor, shall be required in connection with any sale or other disposition of any part of the Collateral. If any notice of a proposed sale or other disposition of any part of the Collateral shall be required under applicable law, the Collateral Agent shall give the Pledgor at least ten (10) days’ prior notice of the time and place of any public sale and of the time after which any private sale or other disposition is to be made, which notice the Pledgor agrees is commercially reasonable. The Collateral Agent shall not be obligated to make any sale of Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. Upon each public sale and, to the extent permitted by applicable law, upon each private sale, the Collateral Agent may purchase all or any of the Collateral being sold, free from any equity, right of redemption or other claim or demand, and may make payment therefor by endorsement and application (without recourse) of the Obligations in lieu of cash as a credit on account of the purchase price for such Collateral.
8.    Application of Proceeds.
(a)    All Proceeds collected by the Collateral Agent upon any sale or other disposition of or realization upon any of the Collateral, together with all other moneys received by the Collateral Agent hereunder, shall be transferred to the Letter of Credit Agent for application in accordance with Section 10.3 of the L/C Agreement.
(b)    The Pledgor shall remain liable to the extent of any deficiency between the amount of all Proceeds realized upon sale or other disposition of the Collateral pursuant to this Agreement and the aggregate amount of the sums referred to in subsection (a) above. Upon any sale of any Collateral hereunder by the Collateral Agent (whether by virtue of the power of sale herein granted, pursuant to judicial proceeding, or otherwise), the receipt of the Collateral Agent or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.
(c)    Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right to cause to be established and maintained, at its principal office or such other location or locations as it may establish from time to time in its discretion, one or more accounts (collectively, “Collateral Accounts”) for the collection of cash Proceeds of the Collateral. Such Proceeds, when deposited, shall continue to constitute Collateral for the Obligations and shall not constitute payment thereof until applied as herein provided. The Collateral Agent shall have sole dominion and control over all funds deposited in any Collateral Account, and such funds may be withdrawn therefrom only by the Collateral Agent. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right to apply amounts held in the Collateral Accounts in payment of the Obligations in the manner provided for in subsection (a) above.
9.    Private Sales. The Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws as in effect from time to time, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Assets conducted without registration or qualification under the Securities Act and such state securities laws, to limit purchasers to any one or more Persons who will represent and agree, among other things, to acquire such Pledged Assets for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges that any such private sales may be made in such manner and under such circumstances as the Collateral Agent may deem necessary or advisable in its sole and absolute discretion, including at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including without limitation a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and agrees that the Collateral Agent shall have no obligation to conduct any public sales and no obligation to delay the sale of any such Pledged Assets for the period of time necessary to permit its registration for public sale under the Securities Act and applicable state securities laws, and shall not have any responsibility or liability as a result of its election so not to conduct any such public sales or delay the sale of any such Pledged Assets, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until after such registration. The Pledgor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any such Pledged Assets may have been sold at any private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Assets to more than one offeree.
10.    Indemnity and Expenses. The Pledgor agrees:
(a)    To indemnify and hold harmless the Collateral Agent and the Secured Parties and their directors, officers, employees, agents and affiliates from and against any and all claims, damages, demands, losses, obligations, judgments and liabilities (including without limitation reasonable attorneys’ fees and expenses) in any way arising out of or in connection with this Agreement and the transactions contemplated hereby, except to the extent the same shall arise as a result of the gross negligence or willful misconduct of the party seeking to be indemnified (as determined by a court of competent jurisdiction by a final and nonappealable judgment pursuant to the L/C Agreement); and
(b)    To pay and reimburse the Collateral Agent and the Secured Parties upon demand for all reasonable costs and expenses (including without limitation reasonable and documented attorneys’ fees and expenses) that the Collateral Agent or the Secured Parties may incur in connection with (i) the custody, use or preservation of, or the sale of, collection from or other realization upon, any of the Collateral, including the reasonable expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, (ii) the exercise or enforcement of any rights or remedies granted hereunder (including without limitation under Sections 7 and 9), under any of the other Credit Documents or otherwise available to it (whether at law, in equity or otherwise), or (iii) the failure by the Pledgor to perform or observe any of the provisions hereof. The provisions of this Section 10 shall survive the occurrence of the Termination Requirements.
11.    The Collateral Agent; Standard of Care. The Collateral Agent will hold all items of the Collateral at any time received under this Agreement in accordance with the provisions hereof. The obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement and the other Credit Documents, are only those expressly set forth in this Agreement and the other Credit Documents. The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral, and shall not impose any duty upon it to exercise any such powers. Except for treatment of the Collateral in its possession in a manner substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property of a similar nature, and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to the Collateral. The Collateral Agent shall not be liable to the Pledgor (i) for any loss or damage sustained by the Pledgor, or (ii) for any loss, damage, depreciation or other diminution in the value of any of the Collateral that may occur as a result of or in connection with or that is in any way related to any exercise by the Collateral Agent of any right or remedy under this Agreement, any failure to demand, collect or realize upon any of the Collateral or any delay in doing so, or any other act or failure to act on the part of the Collateral Agent, except to the extent that the same is caused by its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by a final and nonappealable judgment pursuant to the L/C Agreement).
12.    Further Assurances; Attorney-in-Fact.
(a)    The Pledgor agrees that it will join with the Collateral Agent, at its own expense, to file and refile under the Uniform Commercial Code such financing statements, continuation statements and other documents and instruments in such offices as the Collateral Agent may reasonably deem necessary or appropriate, and wherever required or permitted by law, in order to perfect and preserve the Collateral Agent’s security interest in the Collateral, and hereby authorizes the Collateral Agent to file financing statements and amendments thereto relating to all or any part of the Collateral without the signature of the Pledgor where permitted by law, and agrees to do such further acts and things and to execute and deliver to the Collateral Agent such additional conveyances, assignments, agreements (including control agreements) and instruments as the Collateral Agent may reasonably require or deem advisable to perfect, establish, confirm and maintain the security interest provided for herein, to carry out the purposes of this Agreement or to further assure and confirm unto the Collateral Agent its rights, powers and remedies hereunder.

(b)    The Pledgor hereby irrevocably appoints the Collateral Agent its lawful attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor, the Collateral Agent or otherwise, and with full power of substitution in the premises (which power of attorney, being coupled with an interest, is irrevocable for so long as this Agreement shall be in effect), from time to time in the Collateral Agent’s discretion after the occurrence and during the continuance of an Event of Default (except for the actions described in clause (i) below, which may be taken by the Collateral Agent without regard to whether an Event of Default has occurred) to take any action and to execute any instruments that the Collateral Agent may deem necessary or advisable to accomplish the purpose of this Agreement, including, without limitation:
(i)    to sign the name of the Pledgor on any financing statement, continuation statement, notice or other similar document that, in the Collateral Agent’s opinion, should be made or filed in order to perfect or continue perfected the security interest granted under this Agreement;
(ii)    to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
(iii)    to receive, endorse and collect any checks, drafts, instruments, chattel paper and other orders for the payment of money made payable to the Pledgor representing any interest, income, dividend, distribution or other amount payable in respect of any of the Collateral and to give full discharge for the same;
(iv)    to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or advisable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral; and
(v)    to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with any and all of the Collateral, in accordance with the terms of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes, and to do from time to time, at the Collateral Agent’s option and the Pledgor’s expense, all other acts and things deemed necessary by the Collateral Agent to protect, preserve or realize upon the Collateral and to more completely carry out the purposes of this Agreement.
(c)    If the Pledgor fails to perform any covenant or agreement contained in this Agreement after written request to do so by the Collateral Agent (provided that no such request shall be necessary at any time after the occurrence and during the continuance of an Event of Default), the Collateral Agent may itself perform, or cause the performance of, such covenant or agreement and may take any other action that it deems necessary and appropriate for the maintenance and preservation of the Collateral or its security interest therein, and the reasonable expenses so incurred in connection therewith shall be payable by the Pledgor under Section 10.

13.    Waivers. The Pledgor, to the greatest extent not prohibited by applicable law, hereby (i) agrees that it will not invoke, claim or assert the benefit of any rule of law or statute now or hereafter in effect (including without limitation any right to prior notice or judicial hearing in connection with the Collateral Agent’s possession, custody or disposition of any Collateral or any appraisal, valuation, stay, extension, moratorium or redemption law), or take or omit to take any other action, that would or could reasonably be expected to have the effect of delaying, impeding or preventing the exercise of any rights and remedies in respect of the Collateral, the absolute sale of any of the Collateral or the possession thereof by any purchaser at any sale thereof, and waives the benefit of all such laws and further agrees that it will not hinder, delay or impede the execution of any power granted hereunder to the Collateral Agent, but that it will permit the execution of every such power as though no such laws were in effect, (ii) waives all rights that it has or may have under any rule of law or statute now existing or hereafter adopted to require the Collateral Agent to marshal any Collateral or other assets in favor of the Pledgor or any other party or against or in payment of any or all of the Obligations, and (iii) waives all rights that it has or may have under any rule of law or statute now existing or hereafter adopted to demand, presentment, protest, advertisement or notice of any kind (except notices expressly provided for herein).
14.    No Waiver. The rights and remedies of the Collateral Agent expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Collateral Agent in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Event of Default. No course of dealing between the Pledgor and the Collateral Agent or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Event of Default. No notice to or demand upon the Pledgor in any case shall entitle the Pledgor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Collateral Agent to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.
15.    Pledgor’s Obligations Absolute. The Pledgor agrees that its obligations hereunder, and the security interest granted to and all rights, remedies and powers of the Collateral Agent hereunder, are irrevocable, absolute and unconditional and shall not be discharged, limited or otherwise affected by reason of any of the following, whether or not the Pledgor has knowledge thereof:
(a)    any change in the time, manner or place of payment of, or in any other term of, any Obligations, or any amendment, modification or supplement to, restatement of, or consent to any rescission or waiver of or departure from, any provisions of the L/C Agreement, any other Credit Document or any agreement or instrument delivered pursuant to any of the foregoing;
(b)    the invalidity or unenforceability of any Obligations or any provisions of the L/C Agreement, any other Credit Document or any agreement or instrument delivered pursuant to any of the foregoing;

(c)    the addition or release of pledgors hereunder or the taking, acceptance or release of any Obligations or additional Collateral or other security therefor;
(d)    any sale, exchange, release, substitution, compromise, nonperfection or other action or inaction in respect of any Collateral or other direct or indirect security for any Obligations, or any discharge, modification, settlement, compromise or other action or inaction in respect of any Obligations;
(e)    any agreement not to pursue or enforce or any failure to pursue or enforce (whether voluntarily or involuntarily as a result of operation of law, court order or otherwise) any right or remedy in respect of any Obligations or any Collateral or other security therefor, or any failure to create, protect, perfect, secure, insure, continue or maintain any security interest in any such Collateral or other security;
(f)    the exercise of any right or remedy available under the Credit Documents, at law, in equity or otherwise in respect of any Collateral or other security for any Obligations, in any order and by any manner thereby permitted, including without limitation foreclosure on any such Collateral or other security by any manner of sale thereby permitted, whether or not every aspect of such sale is commercially reasonable;
(g)    any bankruptcy, reorganization, arrangement, liquidation, insolvency, dissolution, termination, reorganization or like change in the corporate structure or existence of any other pledgor or any other Person directly or indirectly liable for any Obligations;
(h)    any manner of application of any payments by or amounts received or collected from any Person, by whomsoever paid and howsoever realized, whether in reduction of any Obligations or any other obligations of any other Person directly or indirectly liable for any Obligations, regardless of what Obligations may remain unpaid after any such application; or
(i)    any other circumstance that might otherwise constitute a legal or equitable discharge of, or a defense, set-off or counterclaim available to, the Pledgor or a surety or guarantor generally, other than the occurrence of all of the following: (x) the payment in full of the Obligations (other than contingent and indemnification obligations not then due and payable), (y) the termination of the L/C Agreement, and (z) the termination or expiration of all outstanding Letters of Credit under the L/C Agreement (the events in clauses (x), (y) and (z) above, collectively, the “Termination Requirements”).
16.    Amendments, Waivers, etc. No waiver, discharge or termination of, or consent to any departure by any party hereto from, any provision of this Agreement shall be effective unless in a writing signed by the other party hereto, and then the same shall be effective only in the specific instance and for the specific purpose for which given. No amendment of any provision of this Agreement shall be effective unless in a writing signed by the Collateral Agent and the Pledgor.
17.    Continuing Security Interest; Term; Successors and Assigns; Assignment; Termination and Release; Survival. This Agreement shall create a continuing security interest in the Collateral and shall secure the payment and performance of all of the Obligations owed by the

Pledgor as the same may arise and be outstanding at any time and from time to time from and after the date hereof, and shall (i) remain in full force and effect until the occurrence of the Termination Requirements, (ii) be binding upon and enforceable against the Pledgor and its successors and assigns (provided, however, that, except as permitted hereunder or under the L/C Agreement, the Pledgor may not sell, assign or transfer any of its rights, interests, duties or obligations hereunder without the prior written consent of the Secured Parties) and (iii) inure to the benefit of and be enforceable by the Collateral Agent and its successors and assigns. Upon any sale or other disposition by the Pledgor of any Collateral in a transaction expressly permitted hereunder or under or pursuant to the L/C Agreement or any other applicable Credit Document, the security interest created by this Agreement in such Collateral shall be automatically released, and upon the satisfaction of all of the Termination Requirements, this Agreement and the security interest created hereby shall terminate and all rights to the Collateral shall revert to the Pledgor; and in connection with any such release or termination, the Collateral Agent, at the request and expense of the Pledgor, will execute and deliver to the Pledgor such documents and instruments evidencing such release or termination as the Pledgor may reasonably request and will assign, transfer and deliver to the Pledgor, without recourse and without representation or warranty (except that the Collateral Agent has not assigned or otherwise transferred its rights hereunder with respect to the applicable Collateral), such of the Collateral as may then be in the possession of the Collateral Agent (or, in the case of any partial release of Collateral, such of the Collateral so being released as may be in its possession). All representations, warranties, covenants and agreements herein shall survive the execution and delivery of this Agreement and any amendment or accession.
18.    Other Terms. All terms in this Agreement that are not capitalized shall have the meanings provided by the Uniform Commercial Code to the extent the same are used or defined therein. As used in this Agreement, “Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may be in effect from time to time in the State of New York; provided that if, by reason of applicable law, the validity or perfection of any security interest in any Collateral granted under this Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, then as to the validity or perfection, as the case may be, of such security interest, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction.
19.    Notices. All notices and other communications provided for hereunder shall be given to the parties in the manner and subject to the other notice provisions set forth in the L/C Agreement.
20.    Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial. The parties hereto acknowledge and agree that this Agreement is subject to the Governing Law, Forum Selection; Consent to Jurisdiction; Service of Process and Waiver of Jury Trial provisions of the L/C Agreement (Sections 12.8, 12.15 and 12.16 of the L/C Agreement) which are hereby incorporated by reference.
21.    Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

22.    Construction. The headings of the various sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.
23.    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
[signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by its duly authorized officer as of the date first above written.
RENAISSANCE REINSURANCE LTD.

By: __________________________________
Name: _______________________________
Title: _________________________________

S-1
Pledge Agreement

CITIBANK EUROPE PLC, as Collateral Agent

By:    _________________________________
                        Name:    _________________________________
                        Title:    _________________________________

S-2
Pledge Agreement

ANNEX A
JURISDICTION OF ORGANIZATION/
LOCATION OF CHIEF EXECUTIVE OFFICE
1.    Jurisdiction of organization: Bermuda
Chief executive office:
Renaissance House
12 Crow Lane
Pembroke HM 19 Bermuda
Telecopy: (441) 292-9453

2.    Account Information: Custody Account Nos. RREF 0741002 and RREF 0741202
The Bank of New York Mellon as custodian
One Mellon Center, Room 1570
Pittsburgh, PA 15258
Attention: Insurance Custody Manager

1